Exhibit 2.2

Execution Version

ASSET PURCHASE AGREEMENT

dated as of April 16, 2015

among

LAFARGE NORTH AMERICA INC.,

as the Purchaser,

and

CONTINENTAL CEMENT COMPANY, L.L.C.

as the Seller

and

SUMMIT MATERIALS, LLC,

and

SUMMIT MATERIALS HOLDINGS, L.P.

as Guarantors

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

LIST OF EXHIBITS
Exhibit A — Form of Deed
Exhibit B — Form of Bill of Sale and Assignment and Assumption
Exhibit C — Form of Lease Assignment

i

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, entered into as of April 16, 2015, by and between Lafarge North America Inc., a Maryland corporation (the “Purchaser”), Continental Cement Company, L.L.C., a Delaware limited liability company (the “Seller”), Summit Materials, LLC, a Delaware limited liability company (“Summit LLC”) and Summit Materials Holdings, L.P., a Delaware limited partnership (“Summit LP” and, together with Summit LLC, the “Guarantors”).

W I T N E S S E T H:

WHEREAS, the Seller owns or leases and operates the cement distribution terminal located in Bettendorf, Iowa, at the site listed on Schedule 1.01(a)(i) (the “Terminal”);

WHEREAS, the Seller is engaged in the business of receiving, storing, marketing, distributing and selling portland cement and related products at or from the Terminal (the “Transferred Business”);

WHEREAS, concurrently with the execution of this Agreement, the Purchaser, the Seller and the Guarantors are entering into an Asset Purchase Agreement (the “Davenport Agreement”), governing the sale by the Purchaser of certain assets and the assumption of certain liabilities by the Seller;

WHEREAS, in consideration for the Assets (for purposes of this Recital, as defined in the Davenport Agreement) to be acquired by the Seller and the Assumed Liabilities (for purposes of this Recital, as defined in the Davenport Agreement) to be assumed by the Seller, among other good and valuable consideration, the Seller has agreed to transfer the Terminal and the Transferred Business to the Purchaser;

WHEREAS, the Seller desires to sell, convey, assign, transfer and deliver the Assets (as defined below) to the Purchaser, upon the terms and conditions set forth herein;

WHEREAS, the Purchaser desires to acquire the Assets from the Seller and is willing to assume the Assumed Liabilities (as defined below), upon the terms and conditions set forth herein; and

WHEREAS, capitalized terms used in this Agreement without definition have the respective meanings set forth in Section 9.01.

NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

SECTION 1.01. Assets.

(a) Upon the terms and subject to the conditions set forth herein and in the Ancillary Deliveries, at the Closing, the Seller shall sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, all of the Seller’s right, title and interest in, to and under all properties, assets, rights and entitlements relating to the Transferred Business, including but not limited to the following (but in all cases excluding the Overhead and Shared Services and the Excluded Assets) (collectively, the “Assets”), free and clear of all Encumbrances (other than Permitted Encumbrances):

(i) the Owned Real Property identified in Schedule 1.01(a)(i) hereto;

(ii) the Leased Real Property identified in Schedule 1.01(a)(ii) hereto;

(iii) all Tangible Personal Property owned by the Seller and used, or held for use, in the Transferred Business, including all warranties, rights and interests in the Tangible Personal Property identified in Schedule 1.01(a)(iii) hereto;

(iv) all Tangible Personal Property leased by the Seller and used, or held for use, in the Transferred Business and under the Leases pursuant to which such Tangible Personal Property is held, including all rights and interests in such Tangible Personal Property and under the Leases identified in Schedule 1.01(a)(iv) hereto;

(v) any Inventory which has not been sold or otherwise disposed of by the Seller in the Ordinary Course of Business as of the close of business on the date immediately preceding the Closing Date (the “Acquired Inventory”);

(vi) any Receivables arising in connection with the Transferred Business from and after the Closing;

(vii) to the extent not otherwise covered by this Section 1.01, the Acquired Contracts;

(viii) subject to the requirements of Section 5.07(a), any prepaid rentals, advance payments, deposits, advances and other prepaid items, including prepaid rent, purchase price and deposits with lessors, suppliers and utilities, in each case relating to the Assets or the Transferred Business;

(ix) the Permits relating to the Transferred Business or the ownership, possession, occupancy or use of the Assets or the Terminal, which are identified in Schedule 1.01(a)(ix) hereto, as such Schedule may be updated following the date hereof, but excluding the Permits that are a part of the Excluded Assets;

(x) all books and records of the Seller existing as of the Closing Date arising out of or relating to the Transferred Business (“Books and Records”), including (A) Acquired Contracts and Leases to be assigned to the Purchaser hereunder, and, to the extent arising out of or relating to the Transferred Business, (B) books and records of account and other financial records, (C) catalogues, brochures, advertising materials, forms of purchase orders, sales orders and invoices and similar sales or marketing materials, (D) price lists, supplier lists and correspondence, mailing lists, credit records and correspondence and similar lists and correspondence, (E) manuals, data, records and information pertaining to materials, operations, research, development, maintenance and similar matters, (F) records or lists pertaining to supply, production, distribution, transportation, administration and similar matters and (G) engineering reports and studies, environmental reports and studies and other reports, studies or documents relating to any Real Property included in the Assets, in each case other than any Excluded Books and Records; provided, however, that to the extent that any portions of such books or records arise out of or relate to both the Transferred Business and any other business of the Seller and/or its Affiliates, such portions relating to any other business of the Seller and/or its Affiliates may be redacted and copies of such redacted portions may be retained by the Seller;

(xi) all Claims (whether contingent or absolute, matured or unmatured and whether in tort, contract or otherwise) against any Person to the extent that they relate to the Assets or Transferred Business, including warranty rights, indemnification rights, Liens, judgments, causes of action and rights of recovery; provided, however, that the Seller and its Affiliates shall retain, and the Purchaser shall have no right in respect of, any such Claims against any Person to the extent that they relate to the Excluded Assets or Retained Liabilities;

(xii) all warranties and guarantees relating to any of the Assets, except to the extent that they relate to the Excluded Assets or Retained Liabilities; and

(xiii) the Loading, Transportation and Distribution Assets identified in Schedule 1.01(a)(xiii) hereto.

(b) The parties agree that all property, assets, rights and entitlements of the Seller and its Affiliates not relating to the Transferred Business (the “Excluded Assets”) shall remain the property of the Seller and its Affiliates and shall not be acquired by the Purchaser under the terms of this Agreement, it being understood that, notwithstanding anything to the contrary in this Agreement, the Excluded Assets include the following properties, assets, rights, and entitlements of the Seller and its Affiliates:

(i) all cash and cash equivalents of the Seller and its Affiliates;

(ii) all right, title and interest in owned real property other than the Owned Real Property identified in Schedule 1.01(a)(i);

(iii) all right, title and interest in leased real property other than the Leased Real Property identified in Schedule 1.01(a)(ii);

(iv) all right, title and interest in and to any Inventory and other working capital other than the Acquired Inventory;

(v) any Receivables arising in connection with the Transferred Business prior to the Closing;

(vi) all rights and interests in any Contracts other than Acquired Contracts, including the Contracts identified in Schedule 1.01(b)(vi) hereto;

(vii) all right, title and interest in and to any Intellectual Property owned by the Seller and its Affiliates, including for the avoidance of doubt all right, title and interest in and to the Seller Marks, together with all goodwill associated therewith, and all rights of the Seller and its Affiliates to sue for and receive damages or other relief in respect of any past, present or future infringement, misappropriation or other violation of any Intellectual Property, including the Intellectual Property identified in Schedule 1.01(b)(vii) hereto (collectively, the “Excluded Intellectual Property”);

(viii) all rights and interests in any Contract between the Seller and/or its Affiliates and a third party that includes a grant (including by means of a covenant not to sue, nonassert, release or immunity from suit) of any license or right to use or exploit any Intellectual Property (the “Intellectual Property Licenses”);

(ix) all rights and interests under any insurance policies, except to the extent provided in Section 5.05;

(x) all rights and interests in (A) the Permits identified in Schedule 3.13(b)(ii) hereto relating to the Transferred Business that are not transferable or assignable under applicable Law or Order and (B) any other Permits of the Seller and its Affiliates not relating to the Transferred Business;

(xi) all books and records of the Seller and its Affiliates (other than the Books and Records), including (A) minute books, capital stock ledgers and similar corporate records of the Seller and its Affiliates, (B) correspondence and documents prepared by the Seller or any of its Affiliates for internal evaluation purposes or related to any third-party bid to purchase the properties and assets relating to the Transferred Business, other than the Books and Records and (C) any information contained in the Books and Records, the disclosure of which would jeopardize any attorney-client or other legal privilege available to the Seller or any of its Affiliates or contravene any applicable Law or Order (collectively, the “Excluded Books and Records”);

(xii) all Contracts between the Seller and/or any of its Affiliates and any third party that have been consummated on a worldwide, national or regional basis or that otherwise include or are used by business units or operations other than the Transferred Business (the “National Contracts”);

(xiii) all Customer Contracts;

(xiv) all Overhead and Shared Services;

(xv) all the rights of the Seller under this Agreement and the other Ancillary Deliveries;

(xvi) all Tax credits in lieu of refunds, deposits, advance payments, prepayments, refunds or any similar Tax items or attributes to the extent relating to the Excluded Assets or allocated to the Seller under Section 5.06;

(xvii) all rights and interests related to the Benefit Plans;

(xviii) all rights and Claims of the Seller and its Affiliates to the extent that they relate to the Excluded Assets or Retained Liabilities; and

(xix) all assets listed on Schedule 1.01(b)(xix).

SECTION 1.02. Liabilities.

(a) From and after the Closing, the Purchaser shall assume, pay, perform, satisfy and discharge when due the following debts, liabilities, commitments and obligations, to the extent relating to, occurring or existing in connection with, or arising out of the ownership or operation of the Transferred Business or the Assets (other than the Retained Liabilities) (collectively, the “Assumed Liabilities”):

(i) all obligations of the Seller under the terms and conditions of the (A) Acquired Contracts and (B) the Leases listed in Schedule 1.01(a)(ii) hereto, together with any new Contracts and new Real Property Agreements entered into after the date hereof and prior to the Closing Date in accordance with Section 5.01(b)(iv), in each case, to be assigned to the Purchaser in accordance with Section 1.01(a), to the extent that such obligations relate to and are required to be performed during periods from and after the Closing;

(ii) all liabilities arising out of or in connection with Claims for any product or service warranties or guarantees given by the Purchaser or its Affiliates after the Closing in connection with the Transferred Business;

(iii) all obligations of the Seller under the terms and conditions of the Permits listed in Schedule 1.01(a)(x) to be assigned to the Purchaser in accordance with Section 1.01(a), to the extent that such obligations relate to and are required to be performed during periods after the Closing;

(iv) all accounts payable arising in connection with the Transferred Business from the period after the Closing;

(v) the reclamation obligations and other asset retirement obligations arising out of, relating to or in connection with the Assets;

(vi) any liabilities or obligations arising from or relating to any breach or violation by the Purchaser or its Affiliates occurring after the Closing of the terms and provisions of any Acquired Contracts or Leases;

(vii) any liabilities or obligations arising after the Closing from, or to the extent relating to, a breach or violation by the Purchaser or its Affiliates of any Law or Order applicable to the Purchaser or its Affiliates or to the Transferred Business;

(viii) any liabilities arising out of or in connection with Claims for personal injuries, property damage or losses that involve any product sold, delivered or otherwise disposed of, or any service performed or delivered, by the Purchaser or its Affiliates after the Closing;

(ix) any liabilities of the Purchaser or its Affiliates arising from or relating to any Legal Proceeding that is pending or threatened against the Purchaser or its Affiliates or its or their properties or assets after the Closing or that arise from or relate to actions, events, occurrences or developments that occurred after the Closing (whether or not covered by insurance);

(x) any debt, liability or obligation of the Purchaser or its Affiliates arising under this Agreement or any of the Ancillary Deliveries;

(xi) any brokers’ or finders’ fees or similar fees or expenses relating to this Agreement or the Ancillary Deliveries or any of the transactions contemplated hereby or thereby to be borne by the Purchaser in accordance with Section 10.01;

(xii) all liabilities or obligations for any Taxes for which the Purchaser is responsible in accordance with the provisions of Section 5.06; and

(xiii) all liabilities in connection with Employees for which the Purchaser is responsible in accordance with the provisions of Section 5.08.

(b) The Purchaser shall not, and shall have no obligation to, assume, pay, perform, satisfy or discharge any of the following debts, liabilities, commitments or obligations (collectively, the “Retained Liabilities”), which shall remain the responsibility of the Seller:

(i) any debts, liabilities, commitments or obligations arising out of or relating to the ownership or operation of the Assets or the Transferred Business by the Seller or its Affiliates prior to the Closing, other than the Assumed Liabilities;

(ii) any debts, liabilities, commitments and obligations relating to, or occurring or existing in connection with, or arising out of, the ownership or operation of the Excluded Assets, whether before, on or after the Closing;

(iii) any liabilities arising out of or in connection with (A) any product warranties or guarantees given by the Seller prior to the Closing in connection with or (B) Claims for personal injuries, property damage or losses that involve, in each case, any product sold, delivered or otherwise disposed of, or any service performed or delivered, by the Seller prior to the Closing;

(iv) any liabilities of the Seller or its Affiliates arising from or relating to any Legal Proceeding that arise from or relate to actions, events, occurrences or developments that occurred prior to Closing (whether or not covered by insurance), including without limitation those matters listed on Schedule 3.12 hereto;

(v) all liabilities or obligations for any Taxes for which the Seller is responsible in accordance with the provisions of Section 5.06;

(vi) any debts, liabilities or obligations of the Seller arising out of or relating to the Seller’s use or exploitation of rights and interests in any Intellectual Property;

(vii) any liabilities or obligations arising from any breach or violation by the Seller at or prior to the Closing of the terms and provisions of any Acquired Contract or Lease;

(viii) any liabilities or obligations arising prior to the Closing from, or to the extent relating to, a breach or violation by the Seller or its Affiliates of any Law or Order applicable to the Seller or to the Transferred Business;

(ix) any debt, liability or obligation of the Seller or its Affiliates arising under this Agreement or any of the Ancillary Deliveries;

(x) except as provided in Section 5.08, (A) all liabilities in connection with current and former employees of the Seller (including the Employees) that do not become Transferred Employees, (B) all liabilities with respect to the Transferred Employees to the extent arising prior to the Closing or attributable to events or circumstances occurring or existing prior to the Closing, or, with respect to a Leave Employee, the applicable Employee Transfer Date and (C) all liabilities under or with respect to the Benefit Plans;

(xi) all accounts payable arising in connection with the Transferred Business from the period prior to the Closing;

(xii) any brokers’ or finders’ fees or similar fees or expenses relating to this Agreement or the Ancillary Deliveries or any of the transactions contemplated hereby or thereby to be borne by the Seller in accordance with Section 10.01; and

(xiii) any liability or obligation in respect of any Indebtedness of the Seller (other than the Assumed Liabilities).

SECTION 1.03. Assignment of Contracts.

(a) At or prior to the Closing Date, the Seller shall, at its sole cost and expense, (i) (unless waived or modified by the FTC with respect to any Acquired Contract or Lease) obtain the Required Consents, which are listed on Schedule 1.03(a)(i) hereto, and (ii) use its commercially reasonable efforts to obtain all necessary consents, approvals and authorizations to the assignment or transfer to the Purchaser of all of the Acquired Contracts that are not Required Consents (the “Non-Required Consents”), which are listed on Schedule 1.03(a)(ii) hereto. The Purchaser shall reasonably cooperate with the Seller in obtaining the Required Consents and Non-Required Consents (it being understood that the Purchaser shall not be required to spend money, commence any litigation or offer or grant any accommodation (contractual, financial or otherwise) to any third party in connection with cooperating to obtain the Required Consents and the Non-Required Consents). To the extent that any Required Consent is not obtained by the Seller at or prior to the Closing (in compliance with a waiver or modification by the FTC consistent with Section 1.03(a)(i)), the Seller shall, at its sole cost and expense, obtain (and shall be responsible for the payment of any necessary costs and expenses which may be necessary to satisfy this covenant) each such Required Consent as soon as practicable after the Closing Date, but in any event, not later than the first anniversary of the Closing Date. To the extent that any Non-Required Consent is not obtained by the Seller at or prior to the Closing, the Seller shall use its commercially reasonable efforts to obtain each such Non-Required Consent following the Closing, it being understood that neither the Seller nor any of its Affiliates shall be required to expend money, commence any litigation or offer or grant any accommodation (contractual, financial or otherwise) to any third party to obtain any such Non-Required Consent. The Seller and its Affiliates shall not be permitted to amend or modify any material terms of any Acquired Contracts in order to obtain a Required Consent or Non-Required Consent without the prior written consent of the Purchaser (not to be unreasonably withheld or delayed). Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not constitute an agreement to assign any Contract, Lease, Permit, or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent of any other Person, would constitute a breach thereof, or be in violation of any applicable Law, rule or regulation unless and until such consent has been obtained. If any Required Consents or Non-Required Consents are not obtained prior to Closing, or if an attempted assignment thereof would result in a breach or violation of, or default under, the terms of the related Acquired Contract, or if an attempted transfer or assignment thereof would be ineffective or would adversely affect the rights of the Purchaser so that the Purchaser would not in fact receive all such rights following the

Closing, the parties shall cooperate to implement a mutually agreeable arrangement under which the Purchaser would obtain the benefits and assume the obligations and bear the economic burdens associated with such Acquired Contract in accordance with this Agreement, including through an arrangement under which the Seller would subcontract its rights and obligations in respect of such Acquired Contract to the Purchaser, and under which the Seller would enforce for the benefit of the Purchaser any and all of the rights of the Seller against a third party associated with such Acquired Contract, and the Seller would promptly pay the Purchaser all monies received by the Seller in respect of any such Acquired Contract.

(b) Shared Contracts

(i) At or prior to the Closing Date (unless waived or modified by the FTC with respect to any Shared Contract), each of the Seller and the Purchaser shall, and shall cause their respective Affiliates to, cooperate to cause the Shared Contracts to be replaced with separate Contracts, as applicable (the “Replacement Contracts”), that provide that the Purchaser or its Affiliates receive contract rights and obligations under such Replacement Contracts that are substantially equivalent in the aggregate to those contract rights and obligations utilized by the Seller or its Affiliates under the Shared Contracts in the conduct of the Transferred Business prior to the Closing; provided that the Purchaser shall execute an assignment for any portion of a Shared Contract or establish, in the Purchaser’s name, a Replacement Contract between the Purchaser and the applicable counterparty for any such Shared Contract if the terms being offered by such counterparty are substantially equivalent in the aggregate to the current terms of such Shared Contract.

(ii) The Purchaser and the Seller shall cooperate and provide each other with reasonable assistance in effecting such separation of the Shared Contracts. If the Purchaser and the Seller are not able to effect the separation of a Shared Contract in accordance with Section 1.03(b)(i) prior to the Closing and the FTC waives or modifies the requirement to do so, then, until any such Shared Contract is separated, to the extent permissible under applicable Law and under the terms of such Shared Contract, each of the Purchaser and the Seller shall (A) assume and perform the liabilities and obligations under such Shared Contract relating to its respective business or that of its Affiliates (and shall promptly reimburse the other party for any reasonable out-of-pocket expenses incurred by the other party or its Affiliates for liabilities and obligations under such Shared Contract not relating to the business of such other party or its Affiliates), allocated in accordance with this Section 1.03(b); (B) hold in trust for the benefit of the other party, and shall promptly forward to the other party, any monies or other benefits received pursuant to such Shared Contract relating to the respective businesses of the other party (or its Affiliates); and (C) use commercially reasonable efforts to institute alternative arrangements intended to put the parties in substantially the same economic position as if such Shared Contract were separated.

(iii) All liabilities and obligations relating to a given Shared Contract shall, unless otherwise allocated pursuant to this Agreement or a Replacement Contract, be deemed to be (A) Assumed Liabilities to the extent such liabilities and obligations relate to the Transferred Business and relate to and are required to be performed during periods from and after the Closing and (B) Retained Liabilities to the extent they do not relate to the Transferred Business or they relate to the ownership or operation of the Transferred Business prior to the Closing. Notwithstanding the foregoing, each party shall be solely responsible for any and all liabilities and obligations to the extent arising out of or relating to such party’s (or its Affiliates’) breach of any such Shared Contract; provided that the Purchaser’s failure to comply with or satisfy any Assumed Liabilities shall not be deemed a breach of any Shared Contract by the Seller or any of its Affiliates.

SECTION 1.04. Consideration. The sale, conveyance, assignment, transfer and delivery of the Assets by the Seller to the Purchaser shall be in partial consideration of the sale by the Purchaser of the Davenport Business to the Seller pursuant to the Davenport Agreement. No separate purchase price or consideration shall be payable by Purchaser in order to acquire the Transferred Business.

SECTION 1.05. Inventory Adjustment.

(a) As soon as practicable after the date hereof, until the Closing or earlier termination of this Agreement pursuant to Article VII, the Seller shall provide the Purchaser access to each site that contains Acquired Inventory in order to facilitate the Purchaser’s review of the Seller’s estimate of the Inventory Value. Three (3) Business Days before the Closing Date, the Seller shall deliver to the Purchaser a good faith estimate (the “Estimate Statement”) of the Inventory Value. The Estimate Statement shall be prepared in accordance with the accounting protocol described in Schedule 1.05(a). The Seller and the Purchaser shall cooperate in good faith and endeavor to resolve any disputes regarding the calculation of the Estimate Statement; provided, however, that no party shall be entitled to delay the Closing as a result of any such dispute. If the parties agree to any changes to the Estimate Statement, the term “Estimate Statement” as used in this Agreement shall be deemed to reflect such changes. For the avoidance of doubt, if the parties are unable to agree to any changes to the Estimate Statement, the Estimate Statement shall be in the form delivered by the Seller; provided, however, that the estimate of the Inventory Value set forth on the Estimate Statement shall in no event exceed an amount equal to 110% of the highest of the values of month-end Inventory recorded in the books and records of the Seller for any of the twelve (12) months ending prior to the month in which the Closing occurs, which month-end values shall be reasonably evidenced to Purchaser.

(b) As promptly as practicable, but no later than sixty (60) calendar days after the Closing Date, the Purchaser shall cause to be prepared and delivered to the Seller a closing statement (the “Closing Statement”) presenting the Purchaser’s good faith calculation of the Inventory Value prepared in accordance with the accounting protocol described in Schedule 1.05(a). The Purchaser shall be responsible for its own costs in the preparation of the Closing Statement.

(c) If the Seller disagrees with the Closing Statement or calculation of any of the items set forth thereon pursuant to Section 1.05(b), then within thirty (30) calendar days following receipt of the Closing Statement, the Seller may deliver a written notice of disagreement to the Purchaser specifying those items or amounts in the Closing Statement as to which the Seller disagrees and the Seller’s calculation of such amounts. The Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and the calculation of such amounts not objected to in such notice.

(d) If a notice of disagreement shall be duly delivered pursuant to Section 1.05(c), the Purchaser and the Seller shall, during the thirty (30) calendar days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amounts of the Inventory Value, which amount shall not be less than the amount thereof shown in the Purchaser’s calculation delivered pursuant to Section 1.05(b) nor more than the amount thereof shown in the Seller’s calculation delivered pursuant to Section 1.05(c). If the parties so resolve all disputes, the computation of the Inventory Value, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties. If during such period the Purchaser and the Seller are unable to reach an agreement, they shall promptly thereafter cause the Accounting Arbiter to review the adjustment process contained in this Agreement and the disputed items or amounts for the purpose of calculating the Inventory Value. In making such calculation, the Accounting Arbiter shall consider only those items or amounts in the Closing Statement and the Seller’s notice described in Section 1.05(c) and the actual quantities of the Acquired Inventory, if necessary. The Accounting Arbiter shall deliver to the Purchaser and the Seller, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accounting Arbiter), a report setting forth such calculation. Such report shall be final and binding upon the Purchaser and the Seller with no right to appeal the decision of the Accounting Arbiter absent manifest error. The fees and expenses of the Accounting Arbiter shall be borne by the Seller and the Purchaser in inverse proportion to the dollar amount of the items in dispute as submitted to the Accounting Arbiter as to which such party prevails in the arbitration, which proportionate allocations shall also be determined by the Accounting Arbiter at the time it renders its determination on the merits of the matters in dispute. The Accounting Arbiter may not award damages, interest or penalties to any party with respect to any matter.

(e) The Purchaser and the Seller shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Estimate Statement, the Closing Statement and the calculation of the Inventory Value and in the conduct of the review referred to in this Section 1.05, including the making available to the extent necessary of books, records, work papers and personnel and providing the Seller reasonable access to the Terminal containing Acquired Inventory to facilitate its review of the Closing Statement and the Inventory Value.

(f) If the Final Bettendorf Inventory (as defined below) is less than the Inventory Target, then the Final Purchase Price (as defined in the Davenport Agreement) shall be increased by the amount of the shortfall in accordance with Section 1.06(g) of the Davenport Agreement. If the Final Bettendorf Inventory is more than the Inventory Target, then the Final Purchase Price (as defined in the Davenport Agreement) shall be reduced by the amount of the excess in accordance with Section 1.06(g) of the Davenport Agreement. “Final Bettendorf Inventory” means the Inventory Value (i) (A) as shown in the Closing Statement prepared pursuant to Section 1.05(b) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 1.05(c) or (B) if such a notice of disagreement is delivered, (1) as agreed to by the Purchaser and the Seller pursuant to Section 1.05(d) or (2) in the absence of such an agreement, as shown in the Accounting Arbiter’s calculation delivered pursuant to Section 1.05(d).

SECTION 1.06. Asset Allocation. The parties agree that Section 1.07 of the Davenport Agreement shall govern the parties’ determination of the purchase price of the Assets and the allocation of such purchase price among the Assets for U.S. federal, state and local tax purposes.

ARTICLE II

THE CLOSING

SECTION 2.01. Closing. The closing of the transactions contemplated by this Agreement, including all payments and deliveries contemplated by this Article II (the “Closing”), shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006 or by exchange of executed documents by Electronic Transmission (followed by an exchange of executed originals after the Closing) at 9:00 a.m., Eastern time, on (a) the third (3rd) Business Day following the satisfaction or waiver of the conditions to Closing set forth in Article VI (other than those conditions that by their nature can only be satisfied at the time of Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing) or (b) at such other place, time or date as the Purchaser and the Seller may agree in writing (the “Closing Date”).

SECTION 2.02. Deliveries by the Seller; Certain Actions.

(a) At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser each of the following:

(i) a Deed with respect to each tract of Owned Real Property listed in Schedule 1.01(a)(i) hereto, in each case duly executed and acknowledged by the Seller;

(ii) a Bill of Sale and Assignment and Assumption Agreement in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”), duly executed by the Seller;

(iii) subject to Section 1.03, an instrument of assignment in the form attached as Exhibit C hereto (a “Lease Assignment”), for each Lease listed in Schedule 1.01(a)(ii) hereto, in each case duly executed and acknowledged by the Seller;

(iv) subject to Section 1.03(a) and Section 5.03(a), copies of the Consents, approvals, authorizations and Orders of Governmental Authorities and third parties listed on Schedules 1.03(a)(i) and 1.03(a)(ii) hereto in order to effect the sale, conveyance, assignment, transfer and delivery of the Assets in accordance with Article I, to the extent received prior to the Closing;

(v) subject to Section 5.03(a) and Section 5.03(d), releases of Encumbrances evidencing the discharge and removal of all Encumbrances on or affecting the Assets, other than Permitted Encumbrances (the “Release Deliverables”), to the extent received prior to the Closing;

(vi) a certificate from the Seller, as described in Treasury Regulation Section 1.1445-2(b)(2) and in a form reasonably acceptable to the Purchaser, certifying that, as of the Closing Date, such person is not a “foreign person” within the meaning of Section 1445 of the Code;

(vii) a certificate from the Seller certifying to the effect set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(d), dated the Closing Date and signed on behalf of the Seller by a duly authorized officer of the Seller; and

(viii) subject to Section 5.03(a) and Section 5.03(e), such reasonable and customary affidavits, certificates and instruments in respect of the endorsements set forth on Schedule 2.02(a)(viii) as may be necessary for the Purchaser to obtain the Title Policies (the “Title Deliverables”), to the extent available prior to the Closing.

SECTION 2.03. Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Seller each of the following:

(a) subject to Section 1.03, a Lease Assignment for each Lease identified in Schedule 1.01(a)(ii) hereto, in each case duly executed and acknowledged by the Purchaser;

(b) a counterpart of the Assignment and Assumption Agreement, duly executed by the Purchaser; and

(c) a certificate of the Purchaser certifying to the effect set forth in Section 6.03(a) and Section 6.03(b), dated the Closing Date and signed on behalf of the Purchaser by a duly authorized officer of the Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE GUARANTORS

The Seller and the Guarantors, as applicable, hereby represent and warrant to the Purchaser, subject to such exceptions as are specifically disclosed in the disclosure schedule attached hereto (referencing the appropriate section and subsection numbers; provided, however, the information set forth in one section or subsection thereof shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on the face of such disclosure) (the “Disclosure Schedule”), as of the date of this Agreement and the Closing Date (or, if made as of a specified date, as of such date), as follows:

SECTION 3.01. Organization and Qualification. Each of the Seller and Summit LLC is a limited liability company duly formed, validly existing and in good standing under the laws of the state of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on the Transferred Business as presently conducted. Summit LP is a limited partnership duly formed, validly existing and in good standing under the laws of the state of Delaware and has all requisite limited partnership power and authority to own, lease and operate its properties and to carry on its business as presently conducted. The Seller is duly qualified and in good standing as a foreign limited liability company authorized to do business in each jurisdiction in which the nature of its activities which relate to the Transferred Business or the character of the Assets makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

SECTION 3.02. Authority; Binding Effect. Each of the Seller and the Guarantors has all requisite limited liability company or limited partnership (as applicable) power and authority to enter into and perform its obligations under this Agreement and the Ancillary Deliveries to which it is or is to be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Seller and the Guarantors of this Agreement and the Ancillary Deliveries to which it is or is to be a party, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company or limited partnership (as applicable) action on the part of each of the Seller and the Guarantors, as applicable. This Agreement has been, and at the Closing each Ancillary Delivery to which the Seller or the Guarantors is to be a party will be, duly executed and delivered by the Seller and the Guarantors, as applicable, and, assuming due and valid authorization, execution and delivery hereof and thereof by the other parties, constitutes or will constitute a legal, valid and binding agreement of the Seller and the Guarantors, enforceable against the Seller and the Guarantors in accordance with the terms hereof and thereof, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and by general equitable principles.

SECTION 3.03. Absence of Conflicts. The execution and delivery by each of the Seller and the Guarantors of this Agreement and the Ancillary Deliveries to which it is or is to be a party, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby or thereby do not and will not (alone or in combination with any other event or circumstance) (a) conflict with, or result in any violation or breach of, any provision of the Charter or Bylaws of the Seller or Guarantors, (b) conflict in any respect with, result in any violation or breach of, constitute a default under, give rise to any right of termination, cancellation or acceleration (with or without notice or the lapse of time or both) pursuant to, result in the loss of a benefit under, or result in a declaration or finding of the voidness or voidability of any term or provision of, any note, bond, mortgage, indenture, lease, franchise, Permit, license, Contract or other instrument or document to which the Seller or the Guarantors is a party or by which its properties or assets are or may be bound, (c) conflict in any respect with, or result in any violation of, any Law or Order applicable to the Seller or the Guarantors or their properties or assets or (d) result in the creation of, or impose on the Seller or the Guarantors the obligation to create, any material Encumbrance (other than Permitted Encumbrances) upon the Assets, except, in the case of the immediately preceding subclauses (b), (c) and (d), to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.04. Governmental Authorizations and Filings. There is no requirement applicable to either the Seller or the Guarantors to obtain any consent, approval, authorization or Order of, or to make or effect any declaration, filing or registration with, any Governmental Authority for the valid execution and delivery by either the Seller or the Guarantors of this Agreement or any of the Ancillary Deliveries to which it is or is to be a party, the due performance by it of its obligations hereunder or thereunder or the lawful consummation by it of the transactions contemplated hereby or thereby, other than (a) the acceptance and approval by the FTC of this Agreement and the transactions contemplated hereby or (b) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.05. Absence of Certain Changes or Events. Except as contemplated by this Agreement, since December 31, 2014, through the date hereof, (i) the Seller has conducted the Transferred Business in the Ordinary Course of Business and has not taken any action that, if taken after the date of this Agreement, would constitute a breach of the covenants set forth in Section 5.01(b)(i), (b)(ii), (b)(v) or (b)(viii) and (ii) there has not been:

(a) a Material Adverse Effect; or

(b) any material damage, destruction or casualty loss (whether or not insured against) affecting any material Assets.

SECTION 3.06. Financial Information. The financial information for the Transferred Business set forth on Schedule 3.06 (a) was derived from the Seller’s books and records and was compiled in a manner consistent with the Seller’s historical accounting practices and the basis of presentation set forth on Schedule 3.06 and, except as set forth on Schedule 3.06, GAAP consistently applied by the Seller through the periods covered and (b) except as set forth on Schedule 3.06, fairly presents, in all material respects, revenues and operating costs for the Terminal for the periods presented therein.

SECTION 3.07. Real Property.

(a) Schedule 1.01(a)(i) hereto identifies the Owned Real Property. Other than Permitted Encumbrances and any Encumbrances identified in Schedule 3.07(a)(i) hereto, the Seller has not conveyed, assigned or encumbered its interest in the Owned Real Property or any portion thereof. No representation is made with respect to any Mineral Estate, including whether it is included in any lot, tract or parcel of Real Property. With respect to each parcel of Owned Real Property, except as set forth on Schedule 3.07(a)(ii), (i) the Seller has fee simple title, free and clear of all Encumbrances, other than Permitted Encumbrances; (ii) the Seller has not leased or otherwise granted to any Person the right to use or occupy such owned Real Property or any portion thereof and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof of interest therein.

(b) There is (i) no pending or, to the Knowledge of the Seller, threatened eminent domain, condemnation or federal forfeiture with respect to all or any portion of the Owned Real Property and (ii) no contemplated sale of any Owned Real Property in lieu of condemnation.

(c) Schedule 1.01(a)(ii) hereto identifies the Leased Real Property. The Seller has good and marketable leasehold title to the Leased Real Property. The Seller has made available to the Purchaser a true, correct and complete copy of the Lease relating to the Leased Real Property (including all amendments and modifications thereto). The Seller is not in material breach, and to the Knowledge of the Seller, no other party to the Lease is in material breach thereof, nor has the Seller received any written notice alleging such breach or default, and, to the Knowledge of the Seller, no event has occurred which, with the delivery of notice, the passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under the Lease.

(d) The Lease relating to the Leased Real Property is valid, subsisting and effective in accordance with its terms, except that (i) enforcement thereof may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Other than in the case of Permitted Encumbrances and Encumbrances identified in Schedule 3.07(d), the Seller has not conveyed, assigned or encumbered its interest in the Leased Real Property or any portion thereof.

SECTION 3.08. Title to Other Assets. The Seller has good and marketable title to all of the Assets (other than the Owned Real Property, which is addressed in Section 3.07, and other than Assets that are leased by the Seller), and the Seller has valid and subsisting leasehold interests in all Assets leased by it (other than the Leased Real Property, which is addressed in Section 3.07), in each case free and clear of all Encumbrances other than Permitted Encumbrances and any other Encumbrances identified in Schedule 3.08 hereto. All leases of properties or assets included in the Assets (other than the Leases covering the Leased Real Property, which are addressed in Section 3.07) are valid, subsisting and effective in accordance with their respective terms. Upon the sale, conveyance, transfer, assignment and delivery of the Assets (other than the Owned Real Property and the Leased Real Property that are addressed in Section 3.07) in accordance with this Agreement, the Purchaser will acquire good and marketable title thereto, free and clear of all material Encumbrances other than Permitted Encumbrances. The Assets (together with the rights granted to Purchaser under the Ancillary Deliveries, pursuant to Section 1.03(a) in respect of any Contracts or Leases for which Required Consent or Non-Required Consent is not obtained prior to the Closing and pursuant to Section 1.03(b) in respect of Shared Contracts) constitute all of the properties (including owned or leased real property), assets (tangible and intangible), rights and entitlements relating to the conduct and operation of the Transferred Business substantially as currently conducted, except for the Excluded Assets.

SECTION 3.09. Contracts.

(a) Schedule 3.09(a) hereto sets forth a correct and complete list, as of the date of this Agreement, of each of the following Acquired Contracts (the “Material Acquired Contracts”):

(i) all Contracts requiring minimum future payments with respect to the Transferred Business under which the Seller has the right to acquire or obtain any fuel used in the operation of the Transferred Business, including fuel oil, natural gas, landfill gas, coal, coke (whether coke from coal or petroleum coke), biofuels, solid waste, liquid waste or other alternative fuels;

(ii) all Contracts requiring minimum future payments with respect to the Transferred Business under which the Seller purchases or contracts for electrical power in connection with the Transferred Business;

(iii) all Contracts requiring minimum future payments with respect to the Transferred Business under which the Seller has the right to purchase or acquire any equipment, spare parts or other Tangible Personal Property for use in the Transferred Business;

(iv) all Leases of any Tangible Personal Property relating to the Transferred Business requiring minimum future payments;

(v) all Contracts with any Governmental Authority relating to the Assets or the Transferred Business that is currently binding on, and materially restricts the actions of, the Seller;

(vi) all Contracts requiring minimum future payments by or the payment of future revenues to the Transferred Business that relate to the production, marketing, distribution and/or sale of portland cement at or from the Terminal or are otherwise required for and material to the continuous operation of the Transferred Business;

(vii) all Contracts requiring minimum future payments by or the payment of future revenues to the Transferred Business;

(viii) except for any Contract terminable by the Seller on ninety (90) days’ notice or less without material penalty, any Contract that contains any covenant or obligation pursuant to which the Seller or its successors provides any other Person with the exclusive right to be a provider of specific goods or services in connection with the Transferred Business;

(ix) except for any Contract terminable by the Seller on ninety (90) days’ notice or less without material penalty, any Contract that contains any covenant or obligation that grants to any Person any “most favored nation” right or any option, right of first refusal, right of first offer or other preferential right to purchase or acquire any assets or property that would reasonably be expected to be material to the Transferred Business;

(x) all settlement agreements of any Legal Proceedings to which the Seller or any of its Affiliates is a party affecting the Transferred Business or Assets; and

(xi) all Contracts containing limitations restricting the conduct of the Transferred Business or the use of the Assets in any geographic area.

(b) The Seller has made available to the Purchaser a correct and complete copy of each of the Material Acquired Contracts (including all amendments and modifications thereto). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Material Acquired Contracts (i) has been duly and validly executed by the Seller and, to the Knowledge of the Seller, each of the other parties thereto, (ii) is in full force and effect and (iii) constitutes a valid, legal and binding obligation of the Seller and, to the Knowledge of the Seller, each of the other parties thereto, enforceable against each of them in accordance with its terms (except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and by general equitable principles). Neither the Seller nor, to the Knowledge of the Seller, any of the other parties to any Material Acquired Contract is in material breach or default thereof. The Seller has not waived, released or relinquished any material rights or remedies arising under any of the Material Acquired Contracts.

(c) Except for any Contract terminable by the Seller on thirty (30) days’ notice or less without material penalty, none of the following is included in or provided for under the Acquired Contracts:

(i) any joint venture agreement or partnership agreement; or

(ii) any liability or obligation in respect of any Indebtedness of the Seller or any of its Affiliates, including financial agreements or instruments or security instruments such as credit agreements, indentures, notes, mortgages, loans, lines of credit, pledge agreements or security agreements.

(d) Schedule 3.09(d) hereto sets forth a list of the material categories of goods and services being provided at the Terminal or in connection with the Transferred Business pursuant to the National Contracts.

SECTION 3.10. Intellectual Property. The Seller has the right to use and exploit the Assets in the same manner in which such Assets are currently used and exploited in connection with the Transferred Business as currently conducted by the Seller without infringing upon or otherwise violating the Intellectual Property of any other Person, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no Claim pending or, to the Knowledge of the Seller, threatened in writing against the Seller that the use or exploitation of the Assets by the Seller in connection with the Transferred Business as currently conducted by the Seller infringes upon or otherwise violates the Intellectual Property of any other Person, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.11. Customers and Suppliers.

(a) Schedule 3.11(a) lists the ten (10) largest customers of the Transferred Business during the year ended December 31, 2014 (the “Key Customers”) based on aggregate sales volumes in short tons sold by the Seller during 2014 (in respect of the Transferred Business).

(b) Schedule 3.11(b) lists the ten (10) largest suppliers of the Transferred Business during the year ended December 31, 2014 (the “Key Suppliers”) based on aggregate dollars spent by the Seller for goods or services rendered during 2014 (in respect of the Transferred Business).

(c) Since January 1, 2012, as of the date of this Agreement, none of the Key Customers or Key Suppliers has notified the Seller in writing that it intends to cease or materially decrease purchasing from or selling to the Transferred Business. As of the date of this Agreement, there is no pending or, to the Knowledge of the Seller, threatened material dispute with any Key Customer or Key Supplier.

SECTION 3.12. Litigation. There is no Legal Proceeding pending against or by, or to the Knowledge of the Seller or the Guarantors, threatened against or by, the Seller or Guarantors in connection with or affecting any of the Assets or the Transferred Business that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except in each case for Legal Proceedings with respect to Intellectual Property (which proceedings are covered solely under Section 3.10). As of the date of this Agreement, there is no Legal Proceeding pending against, or to the Knowledge of Seller or the Guarantors, threatened against, the Seller or the Guarantors in connection with this Agreement or the transactions contemplated hereby, except in each case for Legal Proceedings with respect to Intellectual Property (which proceedings are covered solely under Section 3.10). Neither the Seller, the Guarantors nor any of their Affiliates is subject to any Order materially affecting any of the Assets or the Transferred Business or the transactions contemplated hereby or by the Ancillary Deliveries.

SECTION 3.13. Compliance with Laws; Permits.

(a) Since January 1, 2012, (i) the Seller has conducted the Transferred Business and operated, occupied and used the Assets in compliance in all material respects with all Laws applicable to it and to the Assets and the Transferred Business and (ii) no material written or, to the Knowledge of the Seller, unwritten claim or assertion has been made by any Governmental Authority to the effect that the operation of the Transferred Business or the ownership, occupancy, operation or use of any Asset fails to comply in any material respect with any applicable Law, in each case, except with respect to any Law relating to Taxes (which shall be governed exclusively by Section 3.14 and Section 3.15), Intellectual Property (which shall be governed exclusively by Section 3.10) and Environmental Protection (which shall be governed exclusively by Section 3.17). No investigation by any Governmental Authority with respect to a material violation of any Law relating to the operation of the Transferred Business or the ownership, occupancy, operation or use of any of the Assets is pending or has been asserted or, to the Knowledge of the Seller, threatened.

(b) The Seller has properly obtained and continues to hold all material Permits necessary for the ownership or current use, occupancy or operation of the Assets or for the Transferred Business as currently operated in accordance with applicable Law. All such Permits that are material to the Transferred Business are identified in Schedule 3.13(b)(i) hereto. The Seller is in compliance with each of such Permits, and each such Permit is valid and in full force and effect, and the Seller has not received any notice to the contrary. Except as set forth on Schedule 3.13(b)(ii), all such Permits may be transferred in accordance with applicable Law and assigned to the Purchaser without violation thereof or loss of benefits thereunder and without consent or notice to any third party, including any Governmental Authority.

SECTION 3.14. Taxes.

(a) The Seller has filed (or there have been filed on its behalf) in a timely manner (taking into account any available extensions) with the appropriate taxing authorities all material Tax Returns that are required to be filed (taking into account any available extensions) and that relate to the direct or indirect ownership or operation of the Transferred Business or the Assets, and each such Tax Return has been prepared in all material respects in compliance with all applicable Laws. The Seller has paid (or there have been paid on its behalf) in a timely manner all Taxes shown as due on such Tax Returns and all other material Taxes relating to the direct or indirect ownership or operation of the Transferred Business or the Assets that are due and payable.

(b) There are no current (and the Seller has not received written notice of any proposed) examinations, audits, actions, proceedings, investigations, disputes, assessments or claims by or of a Governmental Authority with respect to any Tax that relates to the direct or indirect ownership or operation of the Transferred Business or the Assets.

(c) There are no outstanding agreements or waivers that would extend the statutory period in which a Governmental Authority may assess or collect a material amount of Tax against the Seller with respect to the Transferred Business or the Assets.

(d) There are no Encumbrances for Taxes upon the Assets, except with respect to Taxes not yet due and payable.

(e) No jurisdiction in which the Seller has not filed Tax Returns has notified the Seller in writing that it is required to file Tax Returns or pay Tax to such jurisdiction.

SECTION 3.15. Benefit Plans; Employees and Employment Practices.

(a) Schedule 3.15(a) hereto sets forth a complete and correct list of all material “employee benefit plans” within the meaning of Section 3(3) of ERISA, and all other material bonus or other cash or other incentive compensation, salary continuation, employment, change-of-control, severance, retention, retirement, pension, deferred compensation, vacation, sick pay or paid time off and all other benefit or compensation plans, programs, contracts, policies, agreements or arrangements (whether written or unwritten, insured or self-insured) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Transferred Business or an ERISA Affiliate for the benefit of any Employee or any beneficiary thereof (other than “multiemployer plans” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code)), (each a “Benefit Plan,” and collectively, the “Benefit Plans”).

(b) The Seller has provided to the Purchaser copies of all material documents setting forth the terms of each Benefit Plan, including all amendments thereto and all related trust documents.

(c) Except as set forth in Schedule 3.15(c) hereto, there is no Benefit Plan that is or has been during the twelve (12)-month period preceding the date of this Agreement subject to Section 412 or 430 of the Code, Section 302 or 303 of ERISA or Title IV of ERISA or subject to Sections 4063, 4064 or 4069 of ERISA. Except where it could not reasonably be expected to result in liability to the Purchaser, no Assets are subject to any lien under Section 430 of the Code or Title IV of ERISA.

(d) No Benefit Plan provides post-retirement or post-termination health and welfare benefits to any employee, officer or other service provider of the Transferred Business (whether current, former or retired) or any beneficiary thereof, except as required under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or any other similar applicable Law.

(e) Except where it could not reasonably be expected to result in material liability to the Purchaser, each Benefit Plan has been maintained and operated in all material respects in accordance with its terms and applicable Law, including ERISA and the Code.

(f) No Legal Proceeding, audit or investigation that could reasonably be expected to result in material liability to the Purchaser has been threatened, asserted or instituted, or, to the Knowledge of the Seller, is anticipated, against any of the Benefit Plans. With respect to each Benefit Plan, all contributions, reimbursements and premium payments that are due in respect of Employees have been made, and all contributions, reimbursements and premium payments in respect of Employees for any period ending before the Closing that are not yet due have been made or properly accrued, in each case, except for any failure that would not reasonably be expected to result in any material liability to the Purchaser.

(g) With respect to any Employee, the Transferred Business is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except as would not reasonably be expected to have any liability for the Purchaser. There are no controversies or claims pending, or to the Knowledge of the Seller, threatened between any of the Employees, on the one hand, and the Transferred Business or an ERISA Affiliate, on the other hand, relating to employment practices or any of applicable Laws contemplated by this Section 3.15(g), except in each case as would not reasonably be expected to result in any liability to the Purchaser.

(h) There are no audits or administrative or other employment related matters or Legal Proceedings pending or, to the Knowledge of the Seller, threatened before any Governmental Authority relating to the employment of any Employee or any person engaged by the Transferred Business as an independent contractor or in any other non-employee capacity, except in each case as would not reasonably be expected to result in any material liability to the Purchaser.

(i) (i) There are no workers’ compensation claims, insured or uninsured, or other Legal Proceedings pending or, to the Knowledge of the Seller, threatened, relating to employment of any Employee (whether current, former or retired) or any Benefit Plan that could subject the Purchaser to any liability, and (ii) all amounts required by any statute, insurance policy, Governmental Authority or agreement to be paid into any workers’ compensation loss or reserve fund, collateral fund, sinking fund or similar account with respect to any Employee (whether current, former or retired) have been duly paid into such fund or account as required. To the Knowledge of the Seller, each Employee is legally permitted to work in the United States.

(j) The Seller has provided to the Purchaser a list of each Employee’s (i) name, (ii) title, as of the date hereof, (iii) base salary and annual bonus opportunity, in each case, as of the date hereof and for 2014, and (iv) accrued vacation/paid time off, service with the Seller and its Affiliates, and active/leave status, in each case, as of the date hereof, which list is true, correct and accurate in all material respects, and the Seller will update such list as of five (5) Business Days before the Closing Date.

SECTION 3.16. Insurance. Schedule 3.16 hereto sets forth true and complete summaries of all liability and other insurance policies currently maintained by or for the benefit of the Seller in connection with the Transferred Business or Assets. All such insurance is maintained with insurance companies with an A.M. Best rating of A-minus or better. As of the date of this Agreement, all such policies are in full force and effect, and no notice of cancellation or termination has been received with respect to any such policy. To the Knowledge of the Seller, there was no material inaccuracy in any application for any such insurance coverage. Premiums in respect of each such insurance policy are or will be fully paid to the Closing Date. The insurance coverage provided by such policies of insurance with respect to events occurring prior to the Closing Date will not in any material respect be affected by, and will not terminate or lapse by reason of, any of the transactions contemplated by this Agreement or any of the Ancillary Deliveries. The Seller has not been refused any insurance with respect to the Transferred Business or any assets or properties of the Transferred Business, nor has any such coverage been materially limited by any insurance carrier to which the Seller has applied for any such insurance or with which the Seller has carried insurance during the last three (3) years. Except as set forth on Schedule 3.16, there is no pending or, to the Knowledge of the Seller, threatened, claim, action, suit or proceeding arising out of or based upon any of such policies of insurance seeking to materially limit coverage of the Seller in connection with the Transferred Business or Assets.

SECTION 3.17. Environmental Protection.

(a) The Assets and the current use of the Assets by the Seller in the Transferred Business and all activities related thereto are in compliance in all material respects with all applicable Environmental Laws.

(b) Since July 1, 2011, the Seller has not received any written communication from a Governmental Authority or any other Person that has not been resolved to the satisfaction of the applicable Governmental Authorities or such Person and that alleges the Seller is not in material compliance with applicable Environmental Laws with respect to the ownership or operation of the Assets as currently operated or are subject to material liability under Environmental Law for the cleanup or remediation of any Environmental Condition at the Terminal.

(c) There are no pending or, to the Knowledge of the Seller, threatened Environmental Claims against the Seller in relation to the Assets or the Transferred Business that are reasonably anticipated to result in material costs or liabilities under Environmental Laws.

(d) To the Knowledge of the Seller, no Material of Environmental Concern has been Released by any person, at, on, from or under the Assets or any property to which the Transferred Business has sent waste for disposal, in each case, for which the Seller is subject to material liability for cleanup or remediation under applicable Environmental Law. Without in any way limiting the generality of the foregoing, (i) all underground storage tanks and the capacity and contents of such tanks, located on real property included in the Assets are identified in Schedule 3.17 hereto, (ii) except as provided in Schedule 3.17, to the Knowledge of the Seller, there is no asbestos contained in or forming any part of the Assets and (iii) except as provided in Schedule 3.17, to the Knowledge of the Seller, there are no polychlorinated biphenyls (PCBs) or PCB-containing items located in or forming any part of the Assets.

(e) To the Knowledge of the Seller, the Transferred Business has never manufactured, produced, installed, sold or conveyed any product, merchandise, manufactured good, part, component or other item comprised of or containing asbestos or, since January 1, 2012, been the subject of any claims or litigation arising out of the alleged exposure to asbestos or asbestos-containing material, except in each case as would not reasonably be expected to result in a material liability.

(f) Neither the Seller nor any of its subsidiaries have entered into or agreed to any Order with respect to the Assets or the Transferred Business under any Environmental Laws.

(g) The Seller has made available to the Purchaser all material reports from environmental studies, compliance audits, investigations and assessments, including Phase I environmental site assessments prepared in connection with the transactions contemplated by this Agreement, in each case, relating to Environmental Conditions of, at or upon the Assets or any material liability under Environmental Law of the Transferred Business.

SECTION 3.18. Labor Relations.

(a) No Employees are covered by or subject to any labor union or collective bargaining agreement. The Seller is not a party to any labor union or collective bargaining agreement relating to the Transferred Business and there is no labor union organizing activity pending or, to the Knowledge of the Seller, threatened against the Seller, and there has been no such labor union organizing activity in the past two (2) years. Except where it could not reasonably be expected to result in liability to the Purchaser, (i) there is no unfair labor practice complaint pending or, to the Knowledge of the Seller, threatened before the National Labor Relations Board or any other Governmental Authority with respect to the Transferred Business; (ii) there is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Seller, threatened against the Seller and there has been no such event with respect to the Transferred Business in the past two (2) years; and (iii) no grievance, charge, audit or other labor dispute or Legal Proceeding arising out of or under any collective bargaining agreement is pending or, to the Knowledge of the Seller, threatened against the Seller.

(b) The Seller has not effectuated within the last twelve (12) months a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq., as amended, or any similar foreign, state or local Law, regulation or ordinance (collectively, the “WARN Act”)) affecting any facility or any operating units within any facility, effectuated a “mass layoff” (as defined in the WARN Act) affecting any facility, or violated the WARN Act.

SECTION 3.19. Brokers’ or Finders’ Fees. Neither the Seller, nor any of its Affiliates, has authorized any Person to act as a broker, finder, investment banker or Person in any similar capacity in connection with this Agreement or the Ancillary Deliveries or the transactions contemplated hereby or thereby in such a manner as to give rise to a valid claim against the Purchaser for any brokers’ or finders’ fees or similar fees or expenses.

SECTION 3.20. Transactions with Related Parties. Schedule 3.20 hereto sets forth a correct and complete list, as of the date of this Agreement, of the material Related Party Contracts that will not be terminated at or prior to the Closing.

SECTION 3.21. Product Liability. There are no pending or, to the Knowledge of the Seller, threatened product liability, warranty, material backcharge, material additional work or field repair claims by any third party arising from (a) services rendered by the Seller with respect to the Transferred Business during periods prior to the Closing, (b) the sale, distribution, erection or installation of products distributed or sold at or from the Terminal by the Seller with respect to the periods prior to the Closing or (c) the operation of the Transferred Business or the ownership of the Assets prior to the Closing.

SECTION 3.22. Inventory. The Inventory is usable and salable in the Ordinary Course of Business.

SECTION 3.23. Ownership. The Seller is, and at the Closing shall be, a wholly owned subsidiary of, and controlled by, the Guarantors.

SECTION 3.24. No Other Representations or Warranties; Reliance on Representations and Warranties. Except for the representations and warranties contained in this Agreement and the Ancillary Deliveries, the Seller and the Guarantors do not make any other representation or warranty, written or oral, express or implied, with respect to the Transferred Business, the Assets, the Assumed Liabilities or any other matter in connection with the transactions contemplated by this Agreement, and the Seller and the Guarantors disclaim any other representations or warranties, including any (a) express or implied warranties as to value, the operation or probable success or profitability of the Transferred Business following the Closing, or any financial projections or other forward-looking information with respect to the Transferred Business, (b) implied warranties of merchantability or fitness for any particular purpose or (c) express or implied warranties as to any other matter that, under applicable Law, will be deemed to give rise to any express or implied warranty unless such warranties are expressly disclaimed by the Seller or the Guarantors. The representations and warranties of the Purchaser contained in this Agreement and the Ancillary Deliveries (and the rights of the Seller and each of its Affiliates, directors, officers, employees, agents and other representatives to indemnification pursuant to Section 8.03(a) for breaches of such representations and warranties) are the only representations and warranties (and the only rights and remedies with respect thereto) that have been relied upon by the Seller as part of and as a basis for the bargain contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as of the date of this Agreement and the Closing Date as follows:

SECTION 4.01. Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Maryland and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

SECTION 4.02. Authority; Binding Effect. The Purchaser has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Deliveries to which it is or is to be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and the Ancillary Deliveries to which it is or it is to be a party, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the Purchaser. This Agreement has been, and at the Closing each Ancillary Delivery to which the Purchaser is to be a party will be, duly executed and delivered by the Purchaser and, assuming due and valid authorization, execution and delivery hereof and thereof by the other parties, constitutes or will constitute a legal, valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with the terms hereof and thereof except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and by general equitable principles.

SECTION 4.03. Absence of Conflicts. The execution and delivery by the Purchaser of this Agreement and the Ancillary Deliveries to which it is or is to be a party, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby or thereby do not and will not (alone or in combination with any other event or circumstance) (a) conflict with, or result in any violation or breach of, any provision of the Charter or Bylaws of the Purchaser, (b) conflict with, result in any violation or breach of, constitute a default under, any term or provision of any note, bond, mortgage, indenture, lease, franchise, Permit, license, Contract or other instrument or document to which the Purchaser is a party or by which its properties or assets are or may be bound or (c) conflict with, or result in any violation of, any Law or Order applicable to the Purchaser or its properties or assets, other than, in the case of subclauses (b) and (c) above, any such conflicts, violations, breaches or defaults that individually or in the aggregate would not reasonably be expected to prevent, or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement.

SECTION 4.04. Governmental Authorizations and Filings. There is no requirement applicable to the Purchaser to obtain any consent, approval, authorization or Order of, or to make or effect any declaration, filing or registration with, any Governmental Authority for the valid execution and delivery by the Purchaser of this Agreement or any of the Ancillary Deliveries to which it is or is to be a party, the due performance by it of its obligations hereunder or thereunder or the lawful consummation by it of the transactions contemplated hereby or thereby, other than (a) the acceptance and approval by the FTC of this Agreement and the transactions contemplated hereby and (b) such consents, approvals, authorizations, Orders, declarations, filings or registrations the failure of which to be obtained or made individually or in the aggregate could not reasonably be expected to prevent, or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement.

SECTION 4.05. Solvency. As of the Closing and immediately after giving effect to the transactions contemplated by this Agreement, the Purchaser shall be solvent and shall (i) be able to pay its debts as they become due, (ii) own property that has a fair salable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities and obligations) and (iii) have adequate capital to carry on its businesses. The Purchaser acknowledges that, in connection with the transactions contemplated by this Agreement, (A) no transfer of property is being made and no obligation is being incurred with the intent to hinder, delay or defraud either present or future creditors of the Purchaser or the Seller and (B) the Purchaser has not incurred, and does not plan to incur, debts beyond its ability to pay as they become absolute and matured.

SECTION 4.06. Brokers’ or Finders’ Fees. With the exception of Citigroup Global Markets Inc., whose fees and expenses will be paid by the Purchaser or an Affiliate of the Purchaser, neither the Purchaser nor any of its Affiliates has authorized any Person to act as a broker, finder, investment banker or Person in any similar capacity in connection with this Agreement or the Ancillary Deliveries or the transactions contemplated hereby or thereby in such a manner as to give rise to a valid claim against the Seller for any brokers’ or finders’ fees or similar fees or expenses.

SECTION 4.07. Litigation. There is no Legal Proceeding pending or, to the knowledge of the Purchaser, threatened against or involving the Purchaser which (a) would impact the validity of this Agreement or any other Ancillary Deliveries or (b) seeks to prohibit, enjoin or otherwise challenge the Purchaser’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Deliveries.

SECTION 4.08. No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement and the Ancillary Deliveries, the Purchaser does not make any other express or implied representation or warranty to the Seller with respect to any matter in connection with the transactions contemplated by this Agreement, and the Purchaser disclaims any other representations or warranties, including any express or implied warranties as to any other matter that, under applicable Law, will be deemed to give rise to any express or implied warranty unless such warranties are expressly disclaimed by the Purchaser. The Purchaser hereby acknowledges and agrees that, (x) except to the extent specifically set forth in Article III or the Ancillary Deliveries, the Purchaser is purchasing the Transferred Business and Assets on an “as-is, where-is” basis and (y) the representations and warranties of the Seller and the Guarantors contained in Article III of this Agreement and in any Ancillary Deliveries are the only representations and warranties that have been relied upon by the Purchaser. In particular, neither the Seller nor any other Person shall have or be subject to any liability to or claim to indemnification (whether pursuant to Article VIII or otherwise) by the Purchaser or any other Person resulting from the distribution to the Purchaser, or the Purchaser’s use of any confidential information memorandum with respect to the Transferred Business, and any information, documents or materials made available to the Purchaser and its representatives in certain virtual or physical “data rooms”, management presentations, visits of physical premises or in any other form in expectation of the transactions contemplated hereby, except to the extent specifically set forth in Article III or in any such Ancillary Delivery.

ARTICLE V

COVENANTS AND AGREEMENTS

SECTION 5.01. Conduct of Business.

(a) Except as (x) otherwise specifically provided in this Agreement, (y) set forth in Schedule 5.01(a) hereto or (z) required by any Law or Order applicable to the Seller, any of the Seller’s Affiliates, the Assets or the Transferred Business, during the period from the date hereof until the Closing, the Seller shall use its best efforts to:

(i) carry on the Transferred Business only in the Ordinary Course of Business;

(ii) preserve, maintain and protect the Assets (including the Books and Records); and

(iii) preserve, maintain and protect existing relationships with suppliers, insurers, lessors, licensors, licensees, distributors, customers, contractors, employees and any other Persons having material business relationships with the Seller relating to the Transferred Business.

(b) Except as (x) otherwise specifically provided in this Agreement, (y) set forth in Schedule 5.01(b) hereto or (z) required by any Law or Order applicable to the Seller, any of the Seller’s Affiliates, the Assets or the Transferred Business, during the period from the date hereof until the Closing, the Seller shall not take any of the following actions with respect to the Transferred Business without the prior written consent of the Purchaser (in the case of clauses (iii), (iv), (vii), (ix) or (x) (but, in the case of clause (ix), only to the extent relating to clauses (iii), (iv), (vii) or (ix))) not to be unreasonably withheld, conditioned or delayed):

(i) sell, convey, assign, transfer, license or otherwise dispose of, directly or indirectly, any properties or assets that would be included in the Assets if owned by the Seller on the Closing Date, other than the sale of Inventory;

(ii) create, permit to be created or suffer to exist any Encumbrance upon any of the Assets, other than Permitted Encumbrances;

(iii) enter into any Contract relating to the Transferred Business, or materially amend, modify or change any Contract relating to the Transferred Business, other than entering into new Contracts with suppliers for the purchase of raw materials, products and supplies and new Contracts with customers for the sale of Inventory, in each case in the Ordinary Course of Business;

(iv) enter into any new Real Property Agreement or any material amendments, expansions or renewals of any Real Property Agreement, cause or consent to the termination, surrender, sublease or assignment of any material Real Property Agreement, or exercise any rights or options under any Real Property Agreements;

(v) (A) waive, modify, compromise, cancel, release or transfer or (B) grant any rights or Claims of material value to the extent relating to the Transferred Business;

(vi) permit to lapse or terminate any Permit relating to the Transferred Business or make any material change or modification to any such Permit (including the making of any material election or agreement to any emissions limitations or other standards applicable to the activities of the Seller thereunder);

(vii) make or agree to any increase or decrease in the compensation paid or payable, whether pursuant to a Benefit Plan or otherwise, to any Employees, whether pursuant to a Benefit Plan or otherwise, for the payment of any bonus, additional compensation, service award, welfare, pension, retirement, termination or severance benefit to any of such officers, employees, consultants or agents, in each case, except (A) in the Ordinary Course of Business in amounts and at times consistent with past practice, (B) for changes required by applicable Law or the terms of any Benefit Plan as in effect on the date hereof, (C) as a result of broad-based changes to any Benefit Plan that apply to similarly situated employees of the Seller and its Affiliates or (D) the award of retention payments to the Employees in the amount not to exceed $100,000 in the aggregate, which shall be paid entirely by the Seller on or prior to the Closing Date;

(viii) transfer or reassign any Employee to another division or business unit of the Seller;

(ix) make, revoke or modify any Tax election, settle or compromise any Tax liability or file any material Tax Return, in each case relating to the Transferred Business, other than in the Ordinary Course of Business; or

(x) make any agreement or commitment to do any of the foregoing.

SECTION 5.02. Access to Information.

(a) During the period from and after the date hereof through the Closing Date, the Seller shall (i) afford to the Purchaser and its attorneys, accountants and other advisors and representatives, upon reasonable prior notice (in accordance with Section 5.02(c)) and during normal business hours at such times as may be reasonably convenient to the Seller, reasonable access to the books and records of the Seller arising out of or relating to the Transferred Business and the personnel, assets and properties of and relating to the Transferred Business, including access to the Assets and the Terminal (it being agreed that the Purchaser shall not be entitled to conduct Phase II or any other invasive environmental assessments thereof), and (ii) shall make reasonably available the officers and employees of the Transferred Business, upon reasonable prior notice and during normal business hours, to discuss the ongoing operation of the Transferred Business, implementation of the transactions contemplated by this Agreement and other matters relating to this Agreement or the transactions contemplated hereby. The Seller shall be entitled, if it so elects, to participate in any such discussions with any officer or employee of the Seller. All confidential or proprietary information received by, or made available to, the Purchaser pursuant to this Section 5.02(a) will be held in confidence by it in accordance with the provisions of the Confidentiality Agreement. Notwithstanding the foregoing, (A) nothing herein shall require the Seller to disclose any information if such disclosure would jeopardize any attorney-client or other legal privilege available to the Seller or any of its Affiliates or contravene any applicable Law and (B) to the extent that any information is withheld pursuant to subclause (A) above because disclosure thereof would jeopardize any attorney-client privilege or other legal privilege, the Seller shall use commercially reasonable efforts to make alternative arrangements to provide such information in a manner that would not jeopardize any such privilege.

(b) Without limiting the generality of Section 5.02(a), during the period from and after the date hereof through the Closing Date, the Seller shall reasonably cooperate with the Purchaser and its attorneys, accountants and other advisors and representatives in connection with their due diligence review of the Real Property included in the Assets, and the Seller shall (i) provide to the Purchaser all documents and information in its possession (or reasonably accessible to either the Seller or the Title Company) relating to title to the Owned Real Property or the leasehold interests in the Leased Real Property, and any exceptions to or defects in such title or leasehold interests, (ii) use commercially reasonable efforts (without incurring out-of-pocket costs, unless such costs are paid or reimbursed by the Purchaser) in cooperating with the Purchaser and the Title Company in connection with the compilation, review and examination of title to the Owned Real Property and the Leased Real Property and in connection with the Purchaser’s efforts to obtain the Title Policies and (iii) use commercially reasonable efforts (without incurring out-of-pocket costs, unless such costs are paid or reimbursed by the Purchaser) to cooperate with the Purchaser in obtaining new surveys. The costs of the Title Company and other costs incurred in connection these activities shall be borne and paid by the parties as follows: (A) the Purchaser shall pay all premiums for the Title Policies (including the cost of any endorsements to the Title Policies), all premiums for any title insurance policies issued in favor of any lender to the Purchaser (including the cost of any endorsements to any such title insurance policies) and the cost of any new surveys relating to the conveyance of the Real Property by the Seller to the Purchaser and the fees charged to record the Deeds and other recordable closing documents in the real property records of the applicable county; and (B) the Seller shall pay any fees required to record a satisfaction, discharge or release of any Encumbrance that the Seller is required to discharge hereunder.

(c) In accessing the Owned Real Property or the Leased Real Property, the Purchaser shall at all times comply with all applicable Laws, and neither the Purchaser nor any of the Purchaser’s employees, agents, contractors or other representatives shall (i) contact or have any discussions with (A) any employees, agents or other representatives of the Seller or (B) any tenants at, or contractors providing services to, the Owned Real Property or the Leased Real Property, unless in each case the Purchaser obtains the prior written consent of the Seller (which may be by e-mail), it being agreed that all such contacts or discussions shall, pending any such approval, be directed to Trent Musso (whose e-mail address will be provided by the Seller to the Purchaser upon request); (ii) interfere in any material respect with the operation of the Assets or the conduct of the Transferred Business or with any other business of the Seller or the business of any of the tenants of the Seller conducted at the Owned Real Property or the

Leased Real Property, or disturb in any material respect the use or occupancy of the Seller or any of its tenants; or (iii) damage the Owned Real Property or the Leased Real Property. The Purchaser shall schedule and coordinate all access with the Seller and shall give the Seller at least two (2) Business Days’ prior written notice, which written notice shall contain a description of the purpose for such access. The Seller shall be entitled to have a representative present at all times. The Purchaser agrees to pay to the Seller within ten (10) Business Days of the Seller’s written request the actual cost of repairing and restoring any damage which the Purchaser or any of the Purchaser’s employees, agents, contractors or other representatives shall cause to the Owned Real Property or the Leased Real Property or any property of the Seller or any of the Seller’s employees, agents, contractors or representatives located thereon. All assessment fees, inspection fees, appraisal fees, engineering fees and other costs and expenses of any kind incurred by the Purchaser or the Purchaser’s employees, agents, contractors or other representatives relating to such access shall be at the sole expense of the Purchaser. In the event that the Closing hereunder shall not occur for any reason whatsoever, the Purchaser shall dispose of all due diligence materials delivered by the Seller to the Purchaser in accordance with the terms of the Confidentiality Agreement. The last five (5) sentences of this Section 5.02(c) shall survive the Closing or any termination of this Agreement.

(d) For a period of seven (7) years from and after the end of the year that the Closing occurs, (i) the Purchaser shall not dispose of or destroy any of the Books and Records without first offering to turn over possession thereof to the Seller by written notice to the Seller at least ninety (90) days prior to the proposed date of such disposition or destruction; (ii) the Purchaser shall afford to the Seller and its advisors and representatives, upon reasonable prior notice and during normal business hours at such time as may be reasonably convenient to the Purchaser, reasonable access to and to copy, for any proper purpose, including for making any tax or regulatory filing, or making or defending any Legal Proceeding, all Books and Records, at the Seller’s expense; and (iii) the Purchaser shall make available to the Seller upon written request (A) the personnel of the Purchaser to assist the Seller in locating and obtaining any Books and Records, and (B) any personnel of the Purchaser whose assistance or participation is reasonably required by the Seller in anticipation of, or preparation for, existing or future Legal Proceedings or other matters in which the Seller or any of its Affiliates is or becomes involved relating to the Transferred Business. The seven (7)-year period referred to above shall be extended if the Seller advises the Purchaser in writing that any Legal Proceeding or investigation is pending or threatened at the termination of such seven (7)-year period, in which case such extension shall continue until any such Legal Proceeding or investigation has been settled through judgment or otherwise and/or is no longer pending or threatened. All confidential or proprietary information received by, or made available to, the Seller pursuant to this Section 5.02(d) shall be kept confidential to the extent required by and in accordance with Section 5.10. Notwithstanding the foregoing, (A) nothing herein shall require the Purchaser to disclose any information if such disclosure would jeopardize any attorney-client or other legal privilege available to the Purchaser or any of its Affiliates, contravene any applicable Law or violate any confidentiality obligation to a third party and (B) to the extent that any information is withheld pursuant to subclause (A) above because disclosure thereof would jeopardize any attorney-client privilege or other legal privilege, or violate any confidentiality obligation to a third party, the Purchaser shall use commercially reasonable efforts to make alternative arrangements to provide such information in a manner that would not jeopardize any such privilege or violate any such confidentiality obligation.

(e) For a period of seven (7) years from and after the end of the year that the Closing occurs, (i) the Seller shall not dispose of or destroy any books and records (or portion thereof) of the Seller or its Affiliates arising out of or relating to both the Transferred Business and any other business of the Seller and/or its Affiliates (the “Shared Books and Records”) without first offering to turn over possession thereof to the Purchaser by written notice to the Purchaser at least ninety (90) days prior to the proposed date of such disposition or destruction; (ii) the Seller shall afford to the Purchaser and its advisors and representatives, upon reasonable prior notice and during normal business hours at such time as may be reasonably convenient to the Seller, reasonable access to and to copy, for any proper purpose, including for making any tax or regulatory filing, or making or defending any Legal Proceeding, all Shared Books and Records, at the Purchaser’s expense; and (iii) the Seller shall make available to the Purchaser upon written request (A) the personnel of the Seller to assist the Purchaser in locating and obtaining any Shared Books and Records, and (B) any personnel of the Seller whose assistance or participation is reasonably required by the Purchaser in anticipation of, or preparation for, existing or future Legal Proceedings or other matters in which the Purchaser or any of its Affiliates is or becomes involved relating to the Transferred Business. The seven (7)-year period referred to above shall be extended if the Purchaser advises the Seller in writing that any Legal Proceeding or investigation is pending or threatened at the termination of such seven (7)-year period, in which case such extension shall continue until any such Legal Proceeding or investigation has been settled through judgment or otherwise and/or is no longer pending or threatened. All confidential or proprietary information received by, or made available to, the Purchaser pursuant to this Section 5.02(e) shall be kept confidential to the extent required by and in accordance with Section 5.10. Notwithstanding the foregoing, (A) nothing herein shall require the Seller to disclose any information if such disclosure would jeopardize any attorney-client or other legal privilege available to the Seller or any of its Affiliates, contravene any applicable Law or violate any confidentiality obligation to a third party and (B) to the extent that any information is withheld pursuant to subclause (A) above because disclosure thereof would jeopardize any attorney-client privilege or other legal privilege, or violate any confidentiality obligation to a third party, the Seller shall use commercially reasonable efforts to make alternative arrangements to provide such information in a manner that would not jeopardize any such privilege or violate any such confidentiality obligation.

SECTION 5.03. Efforts to Consummate the Closing; Regulatory Approvals and Other Consents; Post-Closing Efforts.

(a)

(i) Upon the terms and subject to the conditions herein provided, each of the Seller, the Purchaser and the Guarantors agrees to cooperate and to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including transferring the Assets to the Purchaser, in the most expeditious manner practicable, including the satisfaction of the respective conditions set forth in Article VI and the delivery of all closing deliverables required to be delivered by such party or its Affiliates as provided herein (it being understood that, other than in respect of the Seller’s obligations pursuant to Section 1.03 (but subject to any modification or waiver of such obligation by the FTC), no party nor any of its Affiliates shall be required to spend money, commence any litigation or offer or grant any accommodation (contractual, financial or otherwise) to any third party to obtain any such deliverable).

(ii) To the extent that any of the Assets are held in the name of an Affiliate of the Seller as of the date hereof, subject, in the case of any Acquired Contracts or Leases in respect of which a consent, approval or authorization is a requirement of assignment or transfer, to Section 1.03(a) or in the case of any Shared Contracts to Section 1.03(b), the Seller shall cause such properties and assets to be transferred either (A) to the Seller prior to the Closing so that they may be conveyed to the Purchaser at the Closing in accordance with this Agreement or (B) directly to the Purchaser at Closing in accordance with this Agreement. Subject to Section 1.03(a) and Section 1.03(b), each of the Seller, the Purchaser and the Guarantors shall use their reasonable best efforts to obtain all necessary consents to the assignment or transfer of the Assets to the Purchaser (to the extent assignable or transferrable under applicable Law and in the case of Contracts or Leases, pursuant to the terms thereof) and to deliver to the Purchaser all Release Deliverables and Title Deliverables prior to or at the Closing, it being understood that, other than in respect of the Seller’s obligations pursuant to Section 1.03 (but subject to any modifications or waiver of such obligation by the FTC), (1) no party nor any of its Affiliates shall be required to spend money, commence any litigation or offer or grant any accommodation (contractual, financial or otherwise) to any third party to obtain any such consent, Release Deliverable or Title Deliverable and (2) the assignment or transfer of certain Assets and the delivery of certain Release Deliverables and Title Deliverables may take place following the Closing.

(iii) Notwithstanding anything in this Agreement to the contrary, the Seller and the Guarantors (and not the Purchaser) shall be required to take any and all actions necessary to obtain any consents or approvals required by the FTC or any other Governmental Authority, or under any Antitrust Law, and to avoid or eliminate each and every impediment asserted by the FTC or any other Governmental Authority, in each case, to cause the Closing and the other transactions contemplated hereby to occur as promptly as practicable following the date of this Agreement and, in any event, prior to the Termination Date, including (i) offering, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, (A) the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, products or businesses of the Seller, the Guarantors and their Affiliates or the Transferred Business and (B) any other restrictions on the activities of the Seller, the Guarantors or their Affiliates and the Transferred Business, and (ii) contesting, defending and appealing any threatened or pending Legal Proceeding or preliminary or permanent injunction or other Order or Law that would adversely affect the ability of any party to consummate, or otherwise delay the consummation of, the transactions contemplated hereby, and taking any and all other actions to prevent the entry, enactment or promulgation thereof; provided, however, that in no event shall the Seller, the Guarantors or any of their Affiliates be obligated to commit to take any action pursuant to this Section 5.03(a) (x) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a material adverse effect on the business, assets or properties of the Seller and the Guarantors, taken as a whole, or (y) the effectiveness or consummation of which is not conditioned on the consummation of the Closing.

(b) Notwithstanding anything in this Agreement to the contrary: (i) none of the Purchaser, Lafarge or any of their respective Affiliates shall have any obligation to the Seller, the Guarantors or any of their Affiliates with respect to the Merger; (ii) the Purchaser’s obligations under Section 5.03(a) of this Agreement shall not include any obligation to the Seller, the Guarantors or their Affiliates to take any action or to do, or cause to be done, anything to consummate or make effective the Merger; and (iii) none of the Purchaser, Lafarge or any of their respective Affiliates shall have any liability or obligation to the Purchaser, the Guarantors or any of their Affiliates in the event that the Merger is not consummated for any reason.

(c) The Seller and the Purchaser, as necessary, will reasonably cooperate, whether prior to or after the Closing, to prepare and submit to the applicable Governmental Authority applications or notices necessary to transfer, amend, modify, or reissue, as applicable, the Permits listed on Schedule 1.01(a)(ix) from the Seller to the Purchaser.

(d) After giving effect to Section 5.13(d), the Seller agrees that after the Closing Date, it will use its reasonable best efforts to deliver, or cause to be delivered (and shall be responsible for the payment of any necessary costs and expenses which may be necessary to satisfy this covenant) to the Purchaser any Release Deliverables not otherwise delivered to the Purchaser at the Closing, as soon as practicable after the Closing Date, but in any event, not later than the first anniversary of the Closing Date.

(e) After giving effect to Section 5.13(d), the Seller agrees that after the Closing Date, it will use its reasonable best efforts to deliver, or cause to be delivered to the Purchaser any Title Deliverables not otherwise delivered to the Purchaser at the Closing as soon as practicable after the Closing Date; provided, however, that after giving effect to Section 5.13(d), the Seller shall deliver, or cause to be delivered (and shall be responsible for the payment of any necessary costs and expenses which may be necessary to satisfy this covenant), to the Purchaser the Title Deliverables listed on Schedule 5.03(e) hereto (the “Post-Closing Title Deliveries”), as soon as practicable after the Closing Date, but in any event, not later than the first anniversary of the Closing.

SECTION 5.04. Notification of Certain Matters. The Seller and the Guarantors shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Seller and the Guarantors (as applicable), of (a) the occurrence of any event that would reasonably be expected to result in any of the conditions contained in Article VI becoming incapable of being satisfied, (b) any failure of any such party to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder, (c) any notice or other written communication from any Person alleging that any consent, approval or authorization of such Person is or may be required in connection with the transactions contemplated by this Agreement, or (d) the commencement of any Legal Proceeding by a Governmental Authority or other Person or, to the Knowledge of the Seller, threatened Legal Proceeding by a Governmental Authority or other Person that could reasonably be expected to prohibit or materially delay the transactions contemplated hereby; provided, that the Purchaser’s obligation to provide any such information with respect to the Merger shall be subject to applicable Law, stock exchange regulations and confidentiality obligations. The breach of any party of this Section 5.04 shall not be deemed a breach of covenant, but instead shall constitute only a breach (if any) of the underlying provision.

SECTION 5.05. Risk of Loss; Casualty Loss.

(a) Except as set forth in Section 5.05(b), from and after the Closing, the Assets shall cease to be insured under the Seller’s insurance policies.

(b) If, between the date of this Agreement and the Closing, any of the Owned Real Property, Improvements on any Real Property or Tangible Personal Property included in the Assets shall be destroyed or damaged in whole or in part by fire, earthquake, flood, or other casualty and such damage has or would reasonably be expected to have a Material Adverse Effect (a “Casualty Loss”), then, in addition to and without limitation of any right of the Purchaser to not consummate the transactions contemplated by this Agreement pursuant to Section 6.02 or Article VII, at the Closing, the Seller shall submit a claim for and deliver to the Purchaser any property insurance proceeds received (net of any reasonable out-of-pocket expenses) under the property insurance policies in effect with respect to the subject Owned Real Property, Improvements or Tangible Personal Property on account of such Casualty Loss as shall be necessary to perform repairs to and/or to rebuild such Owned Real Property, Improvements or Tangible Personal Property to substantially the same condition as it existed prior to the occurrence of such Casualty Loss.

(c) If, between the date of this Agreement and the Closing, any condemnation proceeding is commenced with respect to the Real Property that has or could reasonably be expected to have a Material Adverse Effect, in addition to and without limitation of any right of the Purchaser to not consummate the transactions contemplated by this

Agreement pursuant to Section 6.02 or Article VII, the Seller shall assign to the Purchaser at the Closing all of the Seller’s right, title and interest in and to all awards made in respect of such condemnation and shall pay over to the Purchaser all amounts theretofore received by the Seller (net of any reasonable out-of-pocket expenses) in connection with such condemnation.

SECTION 5.06. Tax Matters.

(a) The Seller shall be liable for and shall pay and discharge when due (i) all Taxes that relate to the direct or indirect ownership or operation of the Transferred Business or the Assets and are attributable to any taxable period or portion thereof ending on or before the Closing Date; (ii) all income, franchise or similar Taxes imposed on the Seller (and any consolidated, combined, or unitary group of which the Seller is a member) on account of the sale, conveyance, assignment, transfer or delivery of the Assets and the Transferred Business pursuant to this Agreement; (iii) all Taxes of the Seller unrelated to the Transferred Business or the Assets; and (iv) 50% of all transfer Taxes, sales and use Taxes, goods and services, value added and similar Taxes, and withholding Taxes, if any, imposed as a result of the sale or transfer of the Assets and the Transferred Business pursuant to this Agreement.

(b) The Purchaser shall be liable for and shall pay and discharge when due (i) all Taxes that relate to the direct or indirect ownership or operation of the Transferred Business or the Assets and are attributable to any taxable period or portion thereof that begins after the Closing Date and (ii) 50% of all transfer Taxes, sales and use Taxes, goods and services, value added and similar Taxes, and withholding Taxes, if any, imposed as a result of the sale or transfer of the Assets and the Transferred Business pursuant to this Agreement. The Purchaser shall cause to be prepared and duly filed all Tax Returns required to be filed with respect to any Taxes described in this Section 5.06(b).

(c) With respect to Taxes that relate to the direct or indirect ownership or operation of the Transferred Business or the Assets and are attributable to a taxable period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”): (i) in the case of Taxes that are imposed on, or are based in whole or in part on, income, gross receipts, operations or payroll (such as income and franchise Taxes, payroll Taxes, and sales and use, value added, and goods and services Taxes), the portion of such Taxes which is attributable to the portion of such taxable period ending on the Closing Date shall be determined by closing the books of the Transferred Business as of the end of the day on the Closing Date (and for such purpose, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending prior to the Closing Date on a pro rata basis determined by multiplying the entire amount of such item allocated to the Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period); and (ii) in the case of Taxes that are not described in subclause (i) of this Section 5.06(c): (A) for property Taxes, ad valorem Taxes, and other Taxes imposed on a periodic basis, the portion of any such Tax that is attributable to the portion of the period ending on the Closing Date shall be considered to equal the amount of such Taxes for such taxable period, multiplied by a fraction, the numerator of which is the number of days in the portion of such taxable period that ends on the Closing Date and the denominator of which is the number of days in the entire taxable period (provided; however; that if the Tax is based on a valuation that pertains to a Tax period other than that in which the Closing Date occurs, such proration shall be recalculated at such time as actual Tax bills for such period are available and the parties shall cooperate with each other in all respects in connection with such recalculation and pay any sums due in consequence thereof to the party entitled to recover the same); and (B) for Taxes based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 5.06(c) shall be computed by reference to the level of such items on the Closing Date. The Purchaser shall cause to be prepared and duly filed all Tax Returns relating to Straddle Periods other than those relating to Taxes imposed on and payable by the Seller (or any consolidated, combined or unitary group of which the Seller is a member) (the “Straddle Period Returns”). Each Straddle Period Return shall be true, correct and accurate in all material respects, and shall be prepared on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by applicable Law. For each material Straddle Period Return, the Purchaser shall deliver to the Seller, for its review and comment no less than ten (10) days prior to the applicable filing deadline (taking into account applicable extensions), a copy of the draft return (with copies of any relevant schedules, work papers and other documentation then available). At least five (5) days prior to the due date for the filing of such return (including extensions), the Seller shall notify the Purchaser in writing of any objections to any items set forth on such returns and the parties shall address these objections in accordance with Section 5.06(i).

(d) Any refunds or credits in lieu of refunds with respect to Taxes relating to the Assets or the Transferred Business shall belong to the party that is liable, under the terms of this Section 5.06, for the Taxes payable with respect to the Tax period to which such refunds or credits relate. The Seller and the Purchaser shall equitably apportion any refund or credit in lieu of a refund with respect to Taxes for any Straddle Period in a manner consistent with the principles set forth in Section 5.06(c). The Purchaser shall forward to the Seller or reimburse the Seller for any such refunds or credits belonging to the Seller within thirty (30) Business Days from receipt thereof by the Purchaser (provided that, for such purpose, a credit shall be deemed received on the due date for the Taxes it is actually applied against). The Seller shall forward to the Purchaser or reimburse the Purchaser for any refunds or credits belonging to the Purchaser within thirty (30) Business Days from receipt thereof by the Seller (provided that, for such purpose, a credit shall be deemed received on the due date for the Taxes it is actually applied against).

(e) The Seller and the Purchaser shall cooperate to obtain any reasonably available exemption with respect to transfer Taxes, and to use commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any transfer Tax.

(f) Without the review and consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Purchaser nor any of its Affiliates shall file, or make a formal or informal claim for a refund with respect to, any amended Tax Returns relating to the Transferred Business or the Assets for any taxable years or periods ending on or before the Closing Date or for a Straddle Period.

(g) On and after the Closing Date, the Seller and the Purchaser shall:

(i) use commercially reasonable efforts to cooperate fully in preparing for any audits of, or disputes with Governmental Authorities regarding, any Tax Returns relating to the Assets or the Transferred Business and make available to the other and to any Governmental Authority as reasonably requested all information, records, and documents relating to liabilities for Taxes relating to the Transferred Business or the Assets as set forth in this Agreement, at the expense of the requesting party;

(ii) make available to the requesting party (at the expense of the requesting party), as reasonably requested and available, personnel responsible for preparing or maintaining information, records and documents in connection with Taxes as well as any related litigation; and

(iii) preserve all such information, records, and documents until the expiration of any applicable statutes of limitation or extensions thereof and as otherwise required by Law.

(h) Tax Claims.

(i) In case of any claim, audit, investigation, court proceeding or other dispute with respect to any Tax matter relating to the Transferred Business or the Assets (a “Tax Claim”) which, if successful, might result in an indemnity payment under Article VIII, the indemnified party shall notify the indemnifying party of such claim no later than ten (10) Business Days after written notice of such Tax Claim is received by the indemnified party; provided, however, that the failure to provide timely notice shall not affect the indemnified party’s right to indemnification hereunder except to the extent that the indemnifying party is actually prejudiced thereby.

(ii) With respect to any Tax Claim relating to (A) Taxes attributable to the Excluded Assets for any and all periods or (B) any other Taxes for which the Seller is solely liable, the Seller shall control any resulting proceedings and determine whether and when to settle any such claim, assessment, or dispute.

(iii) The Purchaser shall control all proceedings in connection with (A) any Tax Claim relating to Taxes for any Straddle Period and (B) any Tax Claim which may result in a liability both for the Seller and the Purchaser. The Seller may participate (at its expense) in any such proceeding. The Purchaser shall not settle or compromise any such Tax Claim without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(iv) Except as otherwise provided in this Section 5.06, the Purchaser shall control all proceedings with respect to Tax Claims attributable to the Transferred Business and the Assets.

(v) This Section 5.06 (and not Section 8.04(a) and (b)) shall govern with respect to any Tax Claim.

(i) If the Seller and the Purchaser disagree as to the amount of Taxes for which either is liable under this Agreement, the Seller and the Purchaser shall promptly consult each other in an effort to resolve such dispute. If any such dispute cannot be resolved within fifteen (15) days after the initial date of consultation, then each party shall deliver simultaneously to the Accounting Arbiter such work papers and other reports and information relating to the disputed matter(s) as the Accounting Arbiter may request and shall be afforded the opportunity to discuss the disputed matter(s) with the Accounting Arbiter. The Accounting Arbiter shall have thirty (30) days to carry out its review and prepare a written statement of its determination regarding the disputed matter(s) (including a statement regarding the Accounting Arbiter’s determination of the prevailing party in any such disputed matter that provides the Accounting Arbiter’s reasons for and an explanation of such determination), which determination shall be final and binding upon the parties. Any fees and expenses of the Accounting Arbiter incurred in resolving the disputed matter(s) shall be borne equally by the parties; provided, however, that a party shall bear all of the costs of such resolution if the Accounting Arbiter determines that such party’s position was in bad faith or without merit.

(j) The Seller and the Purchaser agree to treat the transactions contemplated by this Agreement and the transactions contemplated by the Davenport Agreement in part, to the extent consistent with applicable Law, as an exchange described in Section 1031 of the Code and the Treasury regulations promulgated thereunder (and analogous provisions of state and local Law) and shall provide each other reasonable cooperation in reporting such transactions on a basis consistent therewith.

SECTION 5.07. Proration of Certain Amounts and Utilities.

(a) In addition to the allocation and proration of Taxes provided for in Section 5.06, the parties agree to prorate as of the Effective Time all operating expenses payable by the owner of the Assets, rent paid pursuant to the Lease for the Leased Real Property and such other items as set forth on Schedule 5.07(a), as such Schedule may be updated following the date hereof (collectively, the “Proration Items”). Proration Items attributable to the period prior to the Effective Time will be for the account of the Seller and Proration Items attributable to the period on and after the Effective Time will be for the account of the Purchaser and each party will be responsible for the payment of its prorated share of the Proration Items. If the actual amounts of the Proration Items are not known as of the Effective Time, the prorations will be made at the Closing on the basis of the best evidence then available; thereafter, when the actual amount of any such Proration Item is received (and in no event later than thirty (30) days after the receipt of such amount), a re-proration will be made on the basis of the actual amount and the parties shall reimburse each other accordingly.

(b) The Seller shall be responsible for all utilities used in the conduct of the Transferred Business prior to the Effective Time. The Purchaser shall be responsible for all utilities used in the conduct of the Transferred Business on and after the Effective Time. Promptly upon receipt of any utility bill that includes charges for periods prior to the Closing Date, the Purchaser shall forward a copy of such utility bill to the Seller and the Seller shall promptly pay to the Purchaser its pro rata share of such bill in accordance with this Section 5.07(b), and the Purchaser shall pay such utility bill as and when due. Promptly after the Closing (but in any event, no later than thirty (30) days thereafter), the Purchaser shall notify all relevant utilities that the name of the Purchaser (or the name of an Affiliate of the Purchaser designated by it) should replace the name of the Seller on all utility bills and that the Purchaser or such designee will be responsible for payment of all utility bills going forward. Final readings and final billings for utilities will be made, if possible, as of the Effective Time, in which event no proration will be made at the Closing with respect to utility bills.

SECTION 5.08. Certain Employee Matters.

(a) Prior to the Closing Date, the Seller shall update the list of Employees disclosed on Schedule 5.08(a) hereto to reflect new hires and terminations of employment between the date hereof and the fifth (5th) Business Day prior to the Closing Date.

(b) The Purchaser shall (on behalf of itself or any Affiliate thereof (any such Affiliate, a “Purchaser Benefit Party”)) make offers of employment in writing to all Employees listed on Schedule 5.08(b) for employment with the Purchaser or a Purchaser Benefit Party commencing on the applicable Employee Transfer Date and otherwise on the terms and conditions set forth in this Section 5.08, and each Employee shall have at least five (5) Business Days from his or her receipt of an offer from the Purchaser to accept the offer. Neither the Seller nor any of its Affiliates (each a “Seller Benefit Party”) shall induce or otherwise attempt to influence any such Employee to not accept his or her offer of employment from the Purchaser. Each Employee who accepts the Purchaser’s offer of employment shall be hired by the applicable Purchaser Benefit Party effective as of the applicable Employee Transfer Date, it being understood that such Employee will thereafter become an employee of such Purchaser Benefit Party (such Employees to collectively be referred to as the “Transferred Employees”). The parties hereto and their Affiliates will cooperate in good faith to effect the hiring of Employees described in this Section 5.08(b). In respect of any Employee who is (i) absent from work due to short or long-term disability or an authorized leave of absence and (ii) returns to work within six (6) months following the Closing Date or such later period as the Employee has the right to return to work under applicable Law (any such Employee, a “Leave Employee”), the Purchaser’s offer of employment to the Leave Employee shall provide for employment effective as of the date on which such Leave Employee returns to work and, if such Leave Employee accepts the Purchaser’s offer of employment and commences employment with the Purchaser, such Leave Employee shall be considered a Transferred Employee under this Agreement effective as of his or her Employee Transfer Date. For purposes of this Agreement, the “Employee Transfer Date” shall be (A) for Employees other than the Leave Employees, the Effective Time, and (B) for Leave Employees, 12:01 a.m. local time on the date on which such Leave Employee’s period of absence expires and such Leave Employee returns to active employment. If any Employee requires a work permit or employment pass for his or her employment with the Purchaser or any of the Purchaser Benefit Parties, the Purchaser shall, and shall cause the Purchaser Benefit Parties to, use commercially reasonable efforts to cause any such permit or pass to be obtained and in effect prior to the Employee Transfer Date, and the Seller shall, and shall cause the Seller Benefit Parties to, take all reasonably necessary or appropriate action at the Purchaser’s expense, as reasonably requested by the Purchaser, to assist in obtaining any such permit or pass prior to the Employee Transfer Date.

(c) The Purchaser’s offers of employment to each Employee shall provide for employment on the following terms and conditions, which terms and conditions the Purchaser shall maintain or cause the applicable Purchaser Benefit Party to maintain for each Transferred Employee for at least twelve (12) months following the Closing Date (or such shorter period as a Transferred Employee is employed by the Purchaser following the Closing Date): (i) employment in a comparable position to the position such Employee held with the Seller or its Affiliates immediately prior to the Closing Date, (ii) overall compensation (including base salary or base rate of pay and annual bonus opportunity) and employee benefits that are substantially equivalent in the aggregate to the compensation and benefits (including severance benefits) provided by the Seller and its Affiliates immediately prior to the Closing Date; provided, however, that the Purchaser shall provide (A) each Transferred Employee with base salary or base rate of pay and annual bonus opportunity that are each no less favorable than those in effect for such Transferred Employee immediately prior to the Closing Date and (B) severance payments and severance benefits that are no less favorable than the severance payments and severance benefits provided to the Transferred Employee by the Seller and its Affiliates immediately prior to the Closing Date as disclosed on Schedule 5.08(c); and (iii) no requirement that an Employee report to a principal place of employment that would require a commute that is more than twenty five (25) miles longer than the Employee’s current commute (except with such Employee’s consent).

(d) The Seller and the Purchaser intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Employee prior to or upon the occurrence of the Employee Transfer Date, including for purposes of any Benefit Plan that provides for separation, termination or severance benefits, and that such Employees will have continuous and uninterrupted employment immediately before and immediately after the Employee Transfer Date, and the Seller and the Purchaser shall, and shall cause their respective Affiliates to, comply with any requirements under applicable Law to ensure the same (provided that, for the avoidance of doubt, if any Benefit Plan or other employee benefit plan, program or arrangement of the Seller provides for any payments in connection with any Employee’s separation from the Seller, such payments shall be the sole obligation of the Seller, unless such payment is triggered by the failure of the Purchaser to offer employment to such Employee in accordance with this Section 5.08 and applicable Law). The Purchaser and the Purchaser Benefit Parties shall bear all of the liabilities, obligations and costs relating to, and shall indemnify, defend and hold harmless the Seller and its Affiliates from and against, (i) any claims made by any Employee for any statutory, contractual (to the extent made pursuant to a Benefit Plan) or other severance or other separation benefits, and any other legally mandated payment obligations (including any compensation payable during a mandatory termination notice period and any payments pursuant to a judgment of a court having jurisdiction over the parties hereto but specifically excluding any pension benefits under the Benefit Plans with respect to service prior to the Closing with the Seller and its Affiliates) and for any other claim, cost, liability or obligation (whether related to compensation, benefits or otherwise), in each case, arising out of or in connection with the failure of the Purchaser to make an offer of employment in accordance with this Agreement and applicable Law; and (ii) any claims relating to the employment or termination of employment of any Transferred Employee on or after the Closing Date (or Employee Transfer Date in the case of any Leave Employees) under any employee benefit, plan, program or arrangement of the Purchaser or its Affiliates. The Purchaser shall reimburse the Seller for all severance and other separation benefits and payments (including all Taxes (including any employer-paid portion of payroll Taxes) in respect thereof) provided to any Employee who refused to accept an offer of employment from the Purchaser made in accordance with this Agreement and, within fifteen (15) months from the Closing Date, was hired by the Purchaser. The Purchaser shall provide notice to the Seller within thirty (30) days following the date on which any such Employee is hired by the Purchaser. The Seller shall pay to each Transferred Employee, as soon as practicable following the applicable Employee Transfer Date or such shorter time as required by applicable Law if so required, a cash payment equal to such Transferred Employee’s accrued and unused vacation and paid time-off determined as of such Employee Transfer Date.

(e) With respect to the Employees, the Seller will be responsible for discharging all obligations in respect of Employees under the WARN Act and similar applicable state or local Laws for the notification of any “employment loss” within the meaning of the WARN Act and similar applicable state or local Laws which occurs on or prior to the Closing. The Purchaser will be responsible for discharging all obligations in respect of the Employees and the Transferred Employees under the WARN Act and similar applicable state or local Laws for the notification of any “employment loss” within the meaning of the WARN Act and similar applicable state or local Laws which occurs after the Closing and for any such obligations that result from any failure by the Purchaser to make offers of employment to Employees in accordance with this Section 5.08.

(f) As soon as practicable following the Closing Date and with respect to the Benefit Plans described in Schedule 3.15(a) hereto, the Purchaser and the Purchaser Benefit Parties shall permit the Transferred Employees to roll over their account balances and outstanding loan balances, if any, thereunder into any applicable “eligible retirement plan” within the meaning of Section 402(c)(8)(B) of the Code maintained by a Purchaser Benefit Party thereof after the Closing, subject to any restrictions on loan balance transfers under such plan, provided that the Seller provides a copy of such plan’s most recent determination letter from the IRS.

(g) Following the Closing, the Purchaser shall permit the Transferred Employees, as well as dependents of such employees (collectively, with the Transferred Employees, the “Affected Participants”) to commence participation in the applicable employee benefit plans, programs or policies, if any, maintained by the Purchaser Benefit Parties (each, a “Purchaser Plan”). The Purchaser shall use reasonable best efforts to (i) waive any evidence of insurability and waiting periods with respect to participation by and coverage in connection with the participation and coverage requirements in connection with the medical, dental and vision benefits that the Affected Participants may be eligible to receive pursuant to such Purchaser Plan after the Closing; (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Affected Participants under the health plans in which they participated immediately prior to the Closing Date during the portion of the calendar year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under Purchaser Plans in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred; and (iii) waive any preexisting condition limitations otherwise applicable to Affected Participants under any Purchaser Plan that provides health benefits in which the Transferred Employees may be eligible to participate following the Closing, other than any limitations that were in effect with respect to such Employees immediately prior to the Closing Date under the analogous Benefit Plan; provided that such obligations shall be subject to the Purchaser receiving adequate information from the Seller or the Transferred Employees to comply with such obligations. It is also understood that, except as otherwise provided herein, the Purchaser Benefit Parties reserve the right to change, modify, discontinue or terminate any or all of its own welfare benefit plans at any time following the Closing Date.

(h) Following the Closing Date, the Purchaser shall cause each Transferred Employee to receive full credit for such Employee’s service with the Seller and the Seller Benefit Parties and any of their respective predecessors for purposes of eligibility, vesting and benefit accruals, under any Purchaser Plans in which any such Transferred Employee participates to the same extent recognized by the Seller and the Seller Benefit Parties immediately prior to the Closing Date; provided, however, that such service shall not apply to any defined benefit pension plan or equity award and shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(i) The Seller Benefit Parties shall be solely responsible for offering and providing any COBRA continuation coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state Law (“COBRA”), with respect to any Employee (whether current, former or retired) who experiences a qualifying event on or prior to the Closing without regard to whether the coverage loss occurs before, on or after the Closing, and for any Employee who does not become a Transferred Employee and who experiences a qualifying event after the Closing or who otherwise loses eligibility for coverage in connection with the transactions contemplated under this Agreement. Notwithstanding the foregoing, the Purchaser Benefit Parties shall be solely responsible for offering and providing any COBRA continuation coverage required with respect to any Transferred Employee who experiences a qualifying event on or after the Closing. “Qualifying event” and “continuation coverage” are as defined in Section 4980B of the Code and the regulations promulgated thereunder.

(j) The parties to this Agreement agree to furnish each other with such information concerning employees and employee benefit plans, and to take such other action, in each case as is reasonably necessary and appropriate to effect the transactions contemplated by this Section 5.08, subject to any applicable restrictions under the Health Insurance Portability and Accountability Act of 1996, as amended, and other federal and state privacy Laws and policies of the Seller. Where any required information is in the possession of third parties controlled by a Seller Benefit Party, such as insurers or trustees, the Seller Benefit Parties shall use reasonable efforts to cause those third parties to cooperate in providing any such information to the Purchaser or Purchaser Benefit Party. The parties will reasonably cooperate with respect to any communications to Employees regarding the transactions contemplated by this Agreement. The Purchaser will provide the Seller with a reasonable opportunity to review and comment on any communications intended for the Employees (including regarding its offers of employment) that it desires to send to Employees prior to the Closing Date. Notwithstanding the foregoing, the parties acknowledge and agree that the Seller shall not provide the medical files (and, if prohibited under applicable Law, the personnel files) for any Employees to the Purchaser or any Purchaser Benefit Parties; provided, that following the Closing, the Purchaser may deliver to the Seller signed consents from any or all of the Employees actually hired by the Purchaser, authorizing the release of their medical files (and, if applicable, the personnel files), in which case the Seller shall provide the medical files (and, if applicable, the personnel files) for each such Employee.

(k) The parties hereto acknowledge and agree that all provisions contained in this Section 5.08 with respect to employees are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other person, including any employees, former employees, any participant in any Benefit Plan or Purchaser Plan or any beneficiary thereof or (ii) to continued employment with any of the Seller Benefit Parties or Purchaser Benefit Parties, or particular benefits or coverage in any Benefit Plan or Purchaser Plan. The provisions of this Section 5.08 shall not constitute an amendment to any Benefit Plan or Purchaser Plan.

(l) The Seller shall be, or shall cause the Seller Benefit Parties to be, responsible, either directly or through insurance policies maintained by the Seller or the Seller Benefit Parties, for all (i) medical, vision, dental and prescription drug claims for expenses incurred by any Transferred Employee or his or her dependents, (ii) claims for short-term and long-term disability income benefits incurred by any Transferred Employee, and (iii) claims for group life, travel and accident, and accidental death and dismemberment insurance benefits incurred by any Transferred Employee, in each case, prior to the applicable Employee Transfer Date. The Purchaser shall be, or shall cause the Purchaser Benefit Parties to be, responsible for all (A) medical, vision, dental and prescription drug claims for expenses incurred by any Transferred Employee or his or her dependents, (B) claims for short-term and long-term disability income benefits incurred by any Transferred Employee, and (C) claims for group life, travel and accident, and accidental death and dismemberment insurance benefits incurred by any Transferred Employee, in each case, on or after the applicable Employee Transfer Date. Except in the event of any claim for workers compensation benefits, for purposes of this Agreement, the following claims and liabilities shall be deemed to be incurred as follows: (1) medical, vision, dental and/or prescription drug benefits (including hospital expenses), upon provision of the services, materials or supplies comprising any such benefits; and (2) short and long-term disability, life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, illness, injury or accident giving rise to such benefits. The Seller and the Seller Benefit Parties shall be responsible for all claims for workers compensation benefits that are incurred prior to the applicable Employee Transfer Date by any Transferred Employee. The Purchaser and the Purchaser Benefit Parties shall be responsible for all claims for workers compensation benefits that are incurred on or after the applicable Employee Transfer Date by any Transferred Employee. A claim for workers compensation benefits shall be deemed to be incurred when the injury giving rise to the claim occurs.

(m) From and after the Closing Date, the Seller hereby waives any non-competition, customer non-solicitation and similar obligations or any other restriction on the activities of any Transferred Employee that arise pursuant to any employment or other agreement between any such employee and the Seller that would otherwise prevent or restrict in any way such employee from at any time performing his or her obligations or responsibilities (as they may exist from time to time as determined by the Purchaser) to or for the Purchaser or its Affiliates.

(n) Effective from and after the Closing Date, the Purchaser shall be, and shall cause the Purchaser Benefit Parties to be, responsible for any and all liabilities or obligations arising under or with respect to (i) any Purchaser Plan and (ii) any Transferred Employee to the extent arising after the Closing Date or attributable to events or circumstances occurring or existing after the Closing Date, or, with respect to a Leave Employee, the applicable Employee Transfer Date. Except as otherwise expressly set forth in this Section 5.08, effective from and after the Closing, the Seller shall, and shall cause the Seller Benefit Parties to, remain responsible for any and all liabilities or obligations arising under or with respect to (A) any Benefit Plan, (B) present or former employees or independent contractors who are not Employees, (C) Employees who do not become Transferred Employees and (D) Transferred Employees to the extent arising before the Closing Date or attributable to events or circumstances occurring or existing before the Closing Date, or, with respect to a Leave Employee, the applicable Employee Transfer Date.

(o) The Purchaser and the Seller hereby agree, pursuant to Treasury Regulation §1.409A-1(h)(4), that the transactions contemplated hereby will not constitute a “separation of service” as such term is defined in the regulations under Section 409A of the Code or the Benefit Plans. The Purchaser shall provide notice to the Seller within thirty (30) days following the date on which any Transferred Employee (identified by the Seller in writing within a reasonable period after the Closing Date who participates in a plan covered by Section 409A of the Code as of the date of this Agreement in which distributions would be due by the Seller on separation from service) incurs a “separation from service,” as so defined, from the Purchaser or an Affiliate of Purchaser.

(p) The parties hereto agree to (i) treat the Purchaser and the Purchaser Benefit Parties as a “successor employer” and the Seller and Seller Benefit Parties as a “predecessor” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code with respect to Transferred Employees for purposes of taxes imposed under the United States Federal Unemployment Tax Act and the United States Federal Insurance Contributions Act, and (ii) use their reasonable best efforts to cooperate with each other to avoid the filing of more than one IRS Form W-2 with respect to each Transferred Employee for the calendar year(s) in which the applicable Closing Date occurs.

SECTION 5.09. Related Party Matters. Except as set forth on Schedule 5.09, at or prior to the Closing, the Seller shall cause to be terminated the Related Party Contracts and neither party shall have any obligations thereunder. Except as set forth on Schedule 5.09, after the Closing, no services, commitments or other arrangements existing prior to the Closing between the Transferred Business, on the one hand, and any other business of the Seller or any of its Affiliates, on the other hand, will continue to be binding or effective. Notwithstanding the foregoing, the Seller shall not be required to terminate the National Contracts but the Purchaser shall have no rights or obligations thereunder.

SECTION 5.10. Confidential Information.

(a) The Seller hereby acknowledges that by reason of its ownership and operation of the Transferred Business, it has acquired confidential or proprietary information to the extent relating to the affairs, operations, assets, liabilities, personnel, results of operations and financial condition of the Transferred Business (and no other business of the Seller or its Affiliates) (“Transferred Business Confidential Information”) and that the Purchaser may be irreparably damaged as a result of a breach by the Seller of its obligations under this Section 5.10(a). From and after the Closing, the Seller covenants and agrees that it will not, and will not permit its Affiliates to, and that it will use reasonable efforts to cause its officers, directors, employees, representative and agents not to, use or disclose any such Transferred Business Confidential Information without the prior written consent of the Purchaser, except in the performance of the terms of the Agreement or the Ancillary Deliveries, in the enforcement of its rights under the Agreement or the Ancillary Deliveries or with the prior written consent of the Purchaser. The provisions of the prior sentence shall not apply to any portion of the Transferred Business Confidential Information that (i) is or becomes generally known by the public, other than as a result of a disclosure in breach of this Section 5.10(a), (ii) was independently obtained from sources that are not known by the Seller to be in violation of any legal, contractual or fiduciary obligation to the Purchaser with respect thereto or otherwise prohibited by Law, contract or fiduciary duty from disclosing such information (each, a “Seller Permitted Source”), (iii) becomes available to the Seller on a non-confidential basis from a source that is a Seller Permitted Source or (iv) was or is independently developed by the Seller without use of or reference to the Transferred Business Confidential Information. If the Seller is requested or required by any Governmental Authority (other than the FTC) to disclose any of such Transferred Business Confidential Information, then the Seller will provide the Purchaser with prompt written notice of such request or requirement. The Seller shall reasonably cooperate with the Purchaser, at the Purchaser’s expense, in attempting to obtain any reasonable protective relief that the Purchaser chooses to promptly seek; provided, however, that the Seller shall not be obligated to undertake any Legal Proceeding. If, after the Purchaser has had a reasonable opportunity to seek such relief, the Purchaser fails to obtain such relief, or if the Seller is compelled by Law to disclose any Transferred Business Confidential Information, then the Seller may disclose only the portion of such Transferred Business Confidential Information which its legal counsel advises it is compelled to disclose.

(b) The Purchaser hereby acknowledges that it may acquire, pursuant to the rights granted in Section 5.02 or otherwise in connection with the transactions and arrangements contemplated by this Agreement, confidential or proprietary information to the extent relating to the affairs, operations, assets, liabilities, personnel, results of operations and financial condition of the Seller or its Affiliates other than in respect of the Transferred Business (such information, excluding all Transferred Business Confidential Information, is referred to as the “Seller Confidential Information”) and that the Seller may be irreparably damaged as a result of a breach by the Purchaser of its obligations under this Section 5.10(b). From and after the Closing, the Purchaser covenants and agrees that it will not, and will not permit its Affiliates to, and that it will use reasonable efforts to cause its officers, directors, employees, representative and agents not to, use or disclose any such Seller Confidential Information without the prior written consent of the Seller, except in the performance of the terms of this Agreement or the Ancillary Deliveries, in the enforcement of its rights under this Agreement or the Ancillary Deliveries or with the prior written consent of the Seller. The provisions of the prior sentence shall not apply to any portion of the Seller Confidential Information that (i)

is or becomes generally known by the public, other than as a result of a disclosure in breach of this Section 5.10(b), (ii) is independently obtained after the Closing from sources that are not known by the Purchaser to be in violation of any legal, contractual or fiduciary obligation to the Seller with respect thereto or otherwise prohibited by Law, contract or fiduciary duty from disclosing such information (each, a “Purchaser Permitted Source”), (iii) becomes available to the Purchaser after the Closing on a non-confidential basis from a source that is a Purchaser Permitted Source or (iv) is independently developed by the Purchaser without the use of or reference to any Seller Confidential Information. If the Purchaser is requested or required by any Governmental Authority (other than the FTC) to disclose any of such Seller Confidential Information, then the Purchaser will provide the Seller with prompt written notice of such request or requirement. The Purchaser shall reasonably cooperate with the Seller, at the Seller’s expense, in attempting to obtain any reasonable protective relief that the Seller chooses to promptly seek; provided, however, that the Purchaser shall not be obligated to undertake any Legal Proceeding. If, after the Seller has had a reasonable opportunity to seek such relief, the Seller fails to obtain such relief, or if the Purchaser is compelled by Law to disclose any Seller Confidential Information, then the Seller may disclose only the portion of such Seller Confidential Information which its legal counsel advises it is compelled to disclose.

(c) The obligations of the Purchaser and its Affiliates pursuant to the Confidentiality Agreement or any other confidentiality or non-disclosure agreement among the Seller or any of its Affiliates, on the one hand, and the Purchaser or any of its Affiliates, on the other hand, in respect of Transferred Business Confidential Information (i) shall terminate as of the Closing and cease to be of any further force or effect or (ii) if this Agreement is terminated in accordance with Article VII, shall remain in full force and effect in accordance with its terms.

SECTION 5.11. Delivery of Cash; Certain Communications.

(a) If, on or after the Closing Date, the Seller (or any of its Affiliates) receives any checks or any other amounts in cash arising from or relating to the operation of the Transferred Business from and after the Closing (excluding payments in respect of Taxes), such checks or cash (i) shall be held in trust for the benefit of the Purchaser, (ii) shall be segregated from the other property or funds of the Seller (or its Affiliate, as applicable), (iii) in the case of checks, shall be duly and properly endorsed to the Purchaser in accordance with such instruction as the Purchaser shall from time to time furnish to the Seller, (iv) in the case of checks, shall be promptly forwarded by the Seller to the Purchaser and (v) in the case of cash in a form other than a check, shall be promptly forwarded to the Purchaser in such manner as the Purchaser shall from time to time direct.

(b) If, on or after the Closing Date, the Purchaser (or any of its Affiliates) receives any checks or any other amounts in cash in respect of any Excluded Assets or arising from or relating to the operation of the Transferred Business prior to the Closing

(it being understood that any unspecified payments shall be treated as being paid in respect of the earliest incurred payable owed by such payor), excluding payments in respect of Taxes, such checks or cash (i) shall be held in trust for the benefit of the Seller, (ii) shall be segregated from the other property or funds of the Purchaser (or its Affiliate, as applicable), (iii) in the case of checks, shall be duly and properly endorsed to the Seller in accordance with such instruction as the Seller shall from time to time furnish to the Purchaser, (iv) in the case of checks, shall be promptly forwarded by the Purchaser to the Seller and (v) in the case of cash in a form other than a check, shall be promptly forwarded to the Seller in such manner as the Seller shall from time to time direct.

(c) If, on or after the Closing Date, the Seller (or any of its Affiliates) receives any mail, courier package, telegraph message, facsimile transmission, purchase order, service request or other document that relates to the Assets or the Transferred Business, such documents shall be promptly forwarded by the Seller (or its Affiliate, as applicable) to the Purchaser.

(d) If, on or after the Closing Date, the Purchaser (or any of its Affiliates) receives any mail, courier package, telegraph message, facsimile transmission, purchase order, service request or other document that relates to the Excluded Assets, such documents shall be promptly forwarded by the Purchaser (or its Affiliate, as applicable) to the Seller.

SECTION 5.12. Bulk Sales Laws. The parties hereby waive compliance with any applicable Bulk Sales Laws in connection with the sale, conveyance, assignment, transfer and delivery of the Assets by the Seller to the Purchaser and the other transactions contemplated by this Agreement.

SECTION 5.13. Title Matters.

(a) The Purchaser acknowledges that the Purchaser has had the opportunity to review current title reports issued by the Title Company as of various dates prior to the date hereof for all of the Real Property, certain underlying exception documents in connection therewith and certain surveys, copies of which have been provided to the Purchaser prior to the date hereof and which are listed on Schedule 5.13(a) hereto (collectively, the “Pre-Signing Title Documents”) and that the Purchaser has concluded that except for those title matters described on Schedule 5.13(a)(i) (as to which an ALTA survey is required in order to confirm whether such matter is a Title Defect), the standard title exceptions customarily deleted by a title company upon receipt of a survey or an affidavit of the Seller and Schedule 5.13(a)(ii) (which Purchaser objects to as Title Defects), the matters disclosed in the Pre-Signing Title Documents are Permitted Encumbrances. The Purchaser shall have the right to object in writing to any Title Defects (other than Permitted Encumbrances) (i) that are title matters that were not included or disclosed in the Pre-Signing Title Documents or that are standard title exceptions customarily deleted by a title company upon receipt of a survey or an affidavit of the Seller or (ii) that are set forth on Schedule 5.13(a)(i) or Schedule 5.13(a)(ii), within ten (10) Business Days after the later of (i) the date hereof and (ii) the date upon which the Purchaser has obtained the necessary documentation (which shall include the document relating to such Title Defect and, if a survey is reasonably required to evaluate the nature or impact of the Title Defect, an ALTA survey of the subject Owned Real Property from which the nature or impact of the Title Defect can be evaluated) to make a Title Objection (but in any event prior to the seventh (7th) Business Day before the Closing; provided, that the necessary documentation with respect to a given Title Defect has been obtained by the Purchaser not less than three (3) days prior to such seventh (7th) Business Day; provided, further, that Title Defects shall not include any title matters that arise on or after the Closing Date). Any written notice delivered by the Purchaser to the Seller in accordance with the requirements of the preceding sentence shall include the basis (in reasonable detail) for the Purchaser’s position that such matter is not a Permitted Encumbrance.

(b) The Purchaser shall not be entitled to object to any Encumbrances or any other title exceptions (and the same shall not constitute Title Defects or any breach of Seller’s representations hereunder, but instead shall be deemed Permitted Encumbrances) (i) over which the Title Company is willing to insure on commercially reasonable terms without any cost to or indemnity by the Seller, (ii) against which the Title Company is willing to provide affirmative insurance on commercially reasonable terms without any cost to or indemnity by the Seller or (iii) which will be extinguished at the Closing by the Seller, at the Seller’s sole cost and expense. Any title matters to which the Purchaser shall not object in accordance herewith shall constitute Permitted Encumbrances. Title Defects that are timely objected to by the Purchaser and which are not Permitted Encumbrances are herein collectively called “Title Objections.”

(c) The Seller shall use commercially reasonable efforts to remove, at its expense, any Title Objections, and shall be entitled to a reasonable adjournment of the Closing (such adjournment not to extend beyond the earlier of (i) ninety (90) days and (ii) the third (3rd) Business Day prior to the Termination Date) to accomplish the same. The Seller shall advise the Purchaser in writing within five (5) Business Days after receipt of the Purchaser’s notice of Title Objections whether the Seller intends to seek to remove the same.

(d) If the Seller is unable (after use of its commercially reasonable efforts to do so) to remove any Title Defects, except as otherwise provided in the following proviso, the Purchaser shall nonetheless be required to accept title subject to the Title Objection, in which event such Title Defect shall thereupon constitute a Permitted Encumbrance and shall no longer constitute a Title Defect for purposes of this Agreement (other than as set forth in the following proviso) and, for the avoidance of doubt, the Seller shall not be required to deliver any Release Deliverable, Title Deliverable or Post-Closing Title Delivery in connection therewith; provided, however, that notwithstanding anything to the contrary in this Section 5.13, this Section 5.13 shall not (i) impair any of the rights of the Purchaser or any of its Affiliates, directors, officers, employees, agents or other representatives to indemnification under Article VIII in respect of any Title Defect or amend any representation or warranty herein or any disclosure schedule hereto for the purposes of such indemnification or (ii) for the avoidance of doubt constitute a waiver of satisfaction and fulfillment of the conditions listed in Article VI.

SECTION 5.14. Use of Seller Marks and Intellectual Property.

(a) The Purchaser acknowledges and agrees that, after the Closing, it (i) shall not use the names “Summit Materials”, “Continental Cement” or any Trademark or Internet domain name consisting of or containing the names “Summit Materials” and/or “Continental Cement”, including those trade names identified in Schedule 1.01(b)(vii) hereto, any other Trademarks or Internet domain names owned by the Seller or its Affiliates or any Trademark or Internet domain name confusingly similar thereto (collectively, the “Seller Marks”) in any manner, whether in connection with the Transferred Business or otherwise, and (ii) shall remove any Seller Marks from the Assets (including by changing the name of any Real Property that is an Asset to another name that excludes all Seller Marks and is not confusingly similar thereto), in each case as soon as practicable, and in any event, no later than ninety (90) days following the Closing Date.

(b) Subject to the foregoing Section 5.14(a), upon the Closing, the Purchaser shall immediately cease any use (and, in the case of Know-How, disclosure) of any Excluded Intellectual Property or Intellectual Property Licenses, except that a Transferred Employee is not prohibited from using information that constitutes Excluded Intellectual Property, where such information is included in such Transferred Employee’s Employee Retained Knowledge and used by such employee in connection with the operation of the Transferred Business or except as expressly provided for in any Ancillary Delivery, provided that this Section 5.14(b) does not, and shall not be considered to, grant to the Purchaser or any Transferred Employee any license to any Intellectual Property.

SECTION 5.15. Non-Solicitation.

(a) In consideration of, among other things, the sale by the Purchaser of the Davenport Business to the Seller pursuant to the Davenport Agreement, and subject to applicable Law, during the period from the Closing Date through the date that is eighteen (18) months after the Closing Date, the Seller will not, directly or indirectly, either for itself or any other Person, hire any of the Transferred Employees, or solicit or induce any Transferred Employees to leave the employ of the Purchaser, its Affiliates and their respective successors and assigns; provided that nothing herein shall (i) restrict any general solicitations of employment by the Seller or its Affiliates or the use of recruiting or search firms, so long as such firms are not instructed by the Seller or its Affiliates to target any such Transferred Employee, (ii) restrict the Seller’s or its Affiliates’ right to solicit or employ any Transferred Employee that (A) has been terminated by the Purchaser or (B) resigned from his or her employment with the Purchaser at least six (6) months prior to any such solicitation or hire, or (iii) restrict the Seller’s or its Affiliates’ right to employ any Transferred Employee that the Seller has not solicited.

(b) The Seller acknowledges that the restrictions imposed by this Agreement are fully understood by the Seller and are fair and reasonable.

SECTION 5.16. Permits. Prior to the Closing Date, the Seller shall use its reasonable best efforts to (i) obtain any Permit related to air emissions required pursuant to applicable Environmental Law for the ownership or use, occupancy or operation of the Assets or for the Transferred Business and (ii) fully correct any recognized environmental conditions or noncompliance with Environmental Law identified in the Phase I Environmental Site Assessment Report to be obtained by the Seller after the date of this Agreement.

ARTICLE VI

CONDITIONS

SECTION 6.01. Conditions to the Obligations of Each Party. The obligations of each of the parties hereto to consummate the transactions contemplated by this Agreement on the Closing Date shall be subject to the satisfaction and fulfillment on or prior to the Closing Date of all of the following conditions:

(a) No Order. No temporary restraining order, preliminary or permanent injunction or other Order (each, a “Legal Restraint”) shall have been issued and shall remain in effect that has the effect of restraining, prohibiting or enjoining the consummation of the transactions contemplated hereby.

(b) Davenport Agreement. All conditions to the obligations of the parties to the Davenport Agreement shall have been satisfied or waived (unless such waiver is prohibited by Law) and the parties thereto shall irrevocably stand ready to consummate the transactions contemplated by the Davenport Agreement.

SECTION 6.02. Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement on the Closing Date shall be subject to the satisfaction and fulfillment on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, in a writing signed by the Purchaser:

(a) Representations and Warranties. Each Fundamental Representation of the Seller and the Guarantors contained in this Agreement shall be true and correct (without giving effect to any Materiality Qualifications contained therein) in all material respects as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct in all material respects as of such other time). Each representation and warranty of the Seller and the Guarantors contained in Article III of this Agreement other than the Fundamental Representations) shall be true and correct (without giving effect to any Materiality Qualifications contained therein) as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not have, individually or in the aggregate, a Material Adverse Effect.

(b) Covenants and Agreements. The Seller and the Guarantors shall have performed or complied in all material respects with each of the material covenants and agreements of the Seller contained in this Agreement to be performed prior to or at the Closing Date.

(c) Closing Certificate. The Purchaser shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each of the Seller and the Guarantors, stating on behalf of the Seller and the Guarantors that each of the conditions set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(d) have been satisfied.

(d) No Material Adverse Effect. Since the date hereof, there shall not have occurred a Material Adverse Effect.

SECTION 6.03. Conditions to the Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement on the Closing Date shall be subject to the satisfaction and fulfillment on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, in a writing signed by the Seller:

(a) Representations and Warranties. Each Fundamental Representation of the Purchaser contained in this Agreement shall be true and correct (without giving effect to any Materiality Qualifications contained therein) in all material respects as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct in all material respects as of such other time). Each representation and warranty of the Purchaser contained in Article IV of this Agreement other than the Fundamental Representations shall be true and correct (without giving effect to any Materiality Qualifications contained therein) as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not have, individually or in the aggregate, a material adverse effect on the ability of the Purchaser to timely perform its obligations under, and consummate the transactions contemplated by, this Agreement or on the operations, affairs, condition (financial or otherwise) or results of operations of the Purchaser.

(b) Covenants and Agreements. The Purchaser shall have performed or complied in all material respects with each of the material covenants and agreements of the Purchaser contained in this Agreement to be performed prior to or at the Closing Date.

(c) Closing Certificate. The Seller shall have received a certificate, dated on the Closing Date and signed by a duly authorized officer of the Purchaser, stating on behalf of the Purchaser that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

ARTICLE VII

TERMINATION

SECTION 7.01. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written consent of the Purchaser and the Seller;

(b) by either the Purchaser or the Seller, (i) if there shall be promulgated any Law that makes consummation of the transactions contemplated hereby illegal or a Governmental Authority shall have issued a Legal Restraint permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby that shall have become final and nonappealable, (ii) if, after accepting an Agreement Containing Consent Order for public comment, the FTC (A) withdraws such acceptance and declines to issue a final Decision and Order requiring the Seller to divest the Transferred Business to an FTC-approved acquirer or (B) fails to find that the Purchaser is an FTC-approved acquirer or (iii) upon the receipt by the Seller of a Regulatory Nonsatisfaction Notice;

(c) by either the Purchaser or the Seller if the Davenport Agreement shall have been terminated for any reason in accordance with the terms thereof;

(d) by the Purchaser, if:

(i) the Closing shall not have occurred by the Termination Date; provided, however, that the Purchaser shall not be permitted to terminate this Agreement under this Section 7.01(d)(i) if the failure of the Closing to occur is caused in whole or in substantial part by a breach by the Purchaser of any covenant or obligation in this Agreement required to be performed by the Purchaser or the inaccuracy of any representation or warranty of the Purchaser made herein;

(ii) there has been a breach by the Seller of any representation, warranty, covenant or agreement of the Seller contained in this Agreement and such breach (A) if it occurred or was continuing as of the Closing Date, would give rise to the failure of a condition to the obligations of the Purchaser specified in Article VI and (B) is incapable of being cured or is not cured within thirty (30) Business Days after receipt of written notice thereof from the Purchaser (which notice shall specify in reasonable detail the nature of such breach or failure and the Purchaser’s intention to terminate this Agreement if such breach or failure is not cured); provided, however, that the Purchaser shall not have a right to terminate this Agreement pursuant to this Section 7.01(d)(ii) if it is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would give rise to the failure of a condition to the obligations of the Seller specified in Article VI; or

(e) by the Seller, if:

(i) the Closing shall not have occurred by the Termination Date; provided, however, that the Seller shall not be permitted to terminate this Agreement under this Section 7.01(e)(i) if the failure of the Closing to occur is caused in whole or in substantial part by a breach by the Seller of any covenant or obligation in this Agreement required to be performed by the Seller or the inaccuracy of any representation or warranty of the Seller made herein; or

(ii) there has been a breach by the Purchaser of any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement and such breach (A) if it occurred or was continuing as of the Closing Date, would give rise to the failure of a condition to the obligations of the Seller specified in Article VI and (B) is incapable of being cured or is not cured within thirty (30) Business Days after receipt of written notice thereof from the Seller (which notice shall specify in reasonable detail the nature of such breach or failure and the Seller’s intention to terminate this Agreement if such breach or failure is not cured); provided, however, that the Seller shall not have a right to terminate this Agreement pursuant to this Section 7.01(e)(ii) if it is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would give rise to the failure of a condition to the obligations of the Purchaser specified in Article VI.

SECTION 7.02. Effect of Termination. If this Agreement is terminated pursuant to Section 7.01, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and all further obligations of the parties to this Agreement shall terminate without further liability of any party to another except that (a) the agreements contained in this Section 7.02, the last five (5) sentences of Section 5.02(c) and Article X shall survive the termination hereof and (b) no such termination shall relieve any party thereto of any liability for damages arising from any breach or default on the part of such party (x) prior to the date of termination of this Agreement or (y) any of the agreements contained in this Section 7.02, the last five (5) sentences of Section 5.02(c) and Article X or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01. Survival.

(a) The representations and warranties (and the certifications related thereto) of each of the parties hereto contained in this Agreement shall survive the Closing and shall continue in effect (x) until and terminate on (i) in the case of all representations and warranties other than the Regulatory Representations, the Tax Representations and the Fundamental Representations, the eighteen (18)-month anniversary of the Closing Date, (ii) in the case of the Regulatory Representations, the second anniversary of the Closing Date, (iii) in the case of the Tax Representations, the expiration of the statute of limitations applicable to the underlying tax claim, and (y) in the case of the Fundamental Representations, indefinitely. The period during which any representation or warranty (and the certifications related thereto contained in this Agreement) survives after the Closing Date is referred to herein as the “Survival Period”. Rights to indemnification for breaches of any representations and warranties contained herein shall survive only until the expiration of the relevant Survival Period; provided, however, that such rights to indemnification shall thereafter continue in full force and effect insofar as they relate to any Claims of which the Indemnitor has received written notice from the Indemnitee pursuant to Section 8.04 prior to the expiration of the applicable Survival Period.

(b) Each of the covenants and other agreements of the parties contained in this Agreement shall survive the Closing Date and shall expire (together with any right to assert a claim under Section 8.02 or Section 8.03, as applicable) upon the date that is one (1) year after the Closing Date, other than any covenant or agreement that, by its terms, contemplates performance after the Closing Date, in which case such covenant or agreement shall survive the Closing Date and shall expire (together with any right to assert a claim under Section 8.02 or Section 8.03, as applicable) upon expiration of its term or full performance of the undertaking set forth therein.

SECTION 8.02. Indemnification by the Seller. In accordance with and subject to the terms of this Article VIII, from and after the Closing, the Seller shall indemnify and hold harmless the Purchaser and its Affiliates, directors, officers, employees, agents and other representatives from and against any and all Claims, Legal Proceedings, Taxes, assessments, losses, damages, liabilities, settlements, judgments, fines, penalties, interest and expenses (including reasonable fees and disbursements of counsel, court costs, reasonable third-party expert and consultant fees, and reasonable costs of investigation) (collectively, “Losses”) which are asserted against, imposed upon or incurred by any such Person as a result of, based upon or arising out of or in connection with any of the following (the “Purchaser Indemnity Claims”), whether or not they involve or arise from a Claim by a third party:

(a) the breach by the Seller or the Guarantors as of the date of this Agreement or as of the Closing Date of any of its representations or warranties contained in this Agreement or any inaccuracy of the certification to the effect set forth in Section 6.02(a) to be delivered at Closing pursuant to Section 2.02(a)(vii) hereof; provided, however, that all Materiality Qualifications contained in any such representation, warranty or certification shall be disregarded (i) with respect to the Retained Materiality Representations only, solely for determining the amount of Losses resulting from such breach and (ii) with respect to all other representations and warranties, for purposes of determining (A) whether or not there has been a breach and (B) the amount of Losses resulting from any such breach;

(b) the breach by the Seller or the Guarantors of any of its covenants or agreements contained in this Agreement or any inaccuracy of the certification to the effect set forth in Section 6.02(b) to be delivered at Closing pursuant to Section 2.02(a)(vii); and

(c) any Retained Liabilities.

The Purchaser and its Affiliates, directors, officers, employees, agents and other representatives shall not be entitled to recover under this Section 8.02 an amount in respect of Losses or otherwise obtain reimbursement or restitution (including under Section 1.05) more than once in respect of the same Losses.

SECTION 8.03. Indemnification by the Purchaser. In accordance with and subject to the terms of this Article VIII, from and after the Closing, the Purchaser shall indemnify and hold harmless the Seller and its Affiliates, directors, officers, employees, agents and other representatives from and against any and all Claims, Legal Proceedings, Taxes and Losses which are asserted against, imposed upon or incurred by any such Person as a result of, based upon or arising out of or in connection with any of the following (the “Seller Indemnity Claims”), whether or not it gives rise to a Claim by a third party:

(a) the breach by the Purchaser as of the date of this Agreement or as of the Closing Date of any of its representations or warranties contained in this Agreement or any inaccuracy of the certification to the effect set forth in Section 6.03(a) to be delivered at Closing pursuant to Section 2.03(c) hereof; provided, however, that all Materiality Qualifications contained in any such representation, warranty or certification shall be disregarded for purposes of determining (i) whether or not there has been a breach or (ii) the amount of Losses resulting from any such breach;

(b) the breach by the Purchaser of any of its covenants or agreements contained in this Agreement or any inaccuracy of the certification to the effect set forth in Section 6.03(b) to be delivered at Closing pursuant to Section 2.03(c);

(c) the Assumed Liabilities; and

(d) the ownership or lease of the Assets and operation of the Transferred Business by the Purchaser after the Closing (other than the Retained Liabilities).

The Seller and its Affiliates, directors, officers, employees, agents and other representatives shall not be entitled to recover under this Section 8.03 an amount in respect of Losses or otherwise obtain reimbursement or restitution (including under Section 1.05) more than once in respect of the same Losses.

SECTION 8.04. Indemnification Procedures.

(a) In the case of any Claims asserted against or imposed upon an Indemnitee by a third party that would reasonably be expected to give rise to an Indemnity Claim (“Third-Party Claims”), the obligations of the Indemnitor in respect of such Third-Party Claims shall be performed in accordance with the following procedures:

(i) The Indemnitee shall give the Indemnitor written notice of any such Third-Party Claim, such notice specifying in reasonable detail the nature of such Third-Party Claim, promptly following the earlier of the written assertion thereof or the service of any notice of commencement of, or other first legal process relating to, any Legal Proceeding in which such Third-Party Claim is asserted; provided, however, that, if the Indemnitee fails to notify the Indemnitor of a Third-Party Claim promptly as contemplated by this Section 8.04(a)(i)), the Indemnitor shall not be relieved of its obligations in respect of such Third-Party Claim except to the extent (and only to the extent) that the Indemnitor is actually and materially prejudiced by such failure.

(ii) Promptly after notification of a Third-Party Claim as contemplated by Section 8.04(a)(i), the Indemnitor may elect at its sole cost and expense to control the defense and, subject to subclause (D) herein, compromise and settlement of such Third-Party Claim with counsel reasonably acceptable to the Indemnitee; provided, however, that (A) if the Indemnitor fails, within twenty (20)-Business Days after receipt of written notice of such Third-Party Claim, to assume the defense and, subject to subclause (D) herein, compromise and settlement thereof on the terms set forth in this subparagraph (a)(ii), the Indemnitee shall have the right to undertake the defense and, subject to subclause (E) herein, compromise and settlement of such Third-Party Claim, (B) if, (1) in the reasonable judgment of the Indemnitee, there exists a conflict of interest between the Indemnitee and the Indemnitor with respect to such Third-Party Claim or there are defenses available to the Indemnitee that are not available to the Indemnitor such that, in each case, the Indemnitee would potentially be materially prejudiced by the Indemnitor’s defense of such Third-Party Claim or (2) the Third-Party Claim is for equitable or injunctive relief or would reasonably be expected to impose criminal liability, the Indemnitor shall not be entitled to control or assume the defense of such Third Party Claim and the Indemnitee shall (upon notifying the Indemnitor of its election to do so) have the right to undertake the defense of such Third-Party Claim with counsel reasonably acceptable to the Indemnitor at the sole cost and expense of the Indemnitor, (C) if the Indemnitee in its sole discretion so elects, it shall be entitled to employ separate counsel and to participate in the defense of such Third-Party Claim, but (1) the fees and expenses of counsel so employed shall (except as otherwise provided in subclauses (A) and (B) above) be borne solely by the Indemnitee and (2) the Indemnitee and its counsel shall cooperate fully with the Indemnitor and its counsel (who shall have full control of the defense of the Third-Party Claim) in the defense of such Third-Party Claim, (D) the Indemnitor shall not settle or compromise any Third-Party Claim or consent to the entry of any judgment in respect thereof that does not include the grant by the claimant or plaintiff to each Indemnitee of a full and unconditional release from any and all liability in respect thereof and (E) the Indemnitee shall not settle or compromise any Third-Party Claim in any manner, or consent to the entry of any judgment in respect thereof, without the prior written consent of the Indemnitor, which consent will not be unreasonably withheld, conditioned or delayed.

(b) In the event an Indemnitee has an Indemnity Claim against an Indemnitor that is not a Third-Party Claim (a “Direct Claim”), the Indemnitee shall deliver written notice of such Direct Claim, specifying in reasonable detail the nature of such Direct Claim, promptly to the Indemnitor. The failure by the Indemnitee to so notify the Indemnitor hereunder shall not relieve the Indemnitor of its obligations hereunder except to the extent (and only to the extent) that the Indemnitor is materially prejudiced by such failure.

(c) The parties hereto agree that, unless otherwise required by Law, any indemnity payment made pursuant to this Article VIII shall be treated as adjustments to the purchase price paid by the Purchaser for Tax purposes.

SECTION 8.05. Certain Limitations.

(a) The obligations of the Seller in respect of Purchaser Indemnity Claims pursuant to Section 8.02(a) (other than Purchaser Indemnity Claims in respect of a breach of any Fundamental Representations or Tax Representations or that arise from intentional fraud by the Seller, which shall not be subject to the limitations set forth in this Section 8.05(a)) (“Covered Purchaser Indemnity Claims”) shall become operative and effective only if and to the extent that the aggregate amount of all Losses incurred by the applicable Indemnitees arising from Covered Purchaser Indemnity Claims exceeds $750,000 (the “Basket Amount”). Covered Purchaser Indemnity Claims shall accumulate until such time as the aggregate amount of all Losses arising therefrom exceeds the Basket Amount, at which time the Seller shall be obligated to indemnify the applicable Indemnitees against such Losses, but only to the extent the aggregate amount thereof exceeds the Basket Amount.

(b) The obligations of the Purchaser in respect of Seller Indemnity Claims pursuant to Section 8.03(a) (other than Seller Indemnity Claims in respect of a breach of any Fundamental Representations or that arise from intentional fraud by the Purchaser, which shall not be subject to the limitations set forth in this Section 8.05(b)) (“Covered Seller Indemnity Claims”) shall become operative and effective only if and to the extent that the aggregate amount of all Losses incurred by the applicable Indemnitees arising from Covered Seller Indemnity Claims exceeds the Basket Amount. Covered Seller Indemnity Claims shall accumulate until such time as the aggregate amount of all Losses arising therefrom exceeds the Basket Amount, at which time the Purchaser shall be obligated to indemnify the applicable Indemnitees against such Losses, but only to the extent the aggregate amount thereof exceeds the Basket Amount.

(c) (i) The maximum obligation of the Seller to provide indemnification in respect of Covered Purchaser Indemnity Claims shall not exceed $7,500,000 (the “Cap

Amount”) and (ii) the maximum obligation of the Seller to provide indemnification in respect of Purchaser Indemnity Claims pursuant to Section 8.02(a) and Section 8.02(b) shall not exceed $75,000,000; provided, however, that the limitations in this clause (ii) shall not apply to any Purchaser Indemnity Claim pursuant to Section 8.02(b) with respect to the Seller’s obligations and agreements in Section 1.05.

(d) (i) The maximum obligation of the Purchaser to provide indemnification in respect of Covered Seller Indemnity Claims shall not exceed the Cap Amount and (ii) the maximum obligation of the Purchaser to provide indemnification in respect of Seller Indemnity Claims pursuant to Section 8.03(a) and Section 8.03(b) shall not exceed $75,000,000; provided, however, that the limitations in this clause (ii) shall not apply to any Seller Indemnity Claim pursuant to Section 8.03(b) with respect to the Purchaser’s obligations and agreements in Section 1.05 .

(e) The obligations of the Seller in respect of Purchaser Indemnity Claims pursuant to Section 8.02(a) shall become operative and effective only if and to the extent that the amount of Loss incurred by the applicable Indemnitees related to each individual Purchaser Indemnity Claim pursuant to Section 8.02(a) or series of aggregated Purchaser Indemnity Claims pursuant to Section 8.02(a) arising out of the same or similar facts, events or circumstances exceeds $50,000 (the “De Minimis Threshold”), and any such Losses below the De Minimis Threshold shall not be counted toward the Basket Amount.

(f) The obligations of the Purchaser in respect of Seller Indemnity Claims pursuant to Section 8.03(a) shall become operative and effective only if and to the extent that the amount of Loss incurred by the applicable Indemnitees related to each individual Seller Indemnity Claim pursuant to Section 8.03(a) or series of aggregated Seller Indemnity Claims pursuant to Section 8.03(a) arising out of the same or similar facts, events or circumstances exceeds the De Minimis Threshold, and any such Losses below the De Minimis Threshold shall not be counted toward the Basket Amount.

(g) Each of the parties hereby acknowledges and agrees that the limitations provided for in paragraphs (a) and (b) above apply only to Covered Purchaser Indemnity Claims or Covered Seller Indemnity Claims (as the case may be), and do not apply to any other rights to indemnification provided for in this Article VIII, including rights to indemnification against Retained Liabilities or Assumed Liabilities (as the case may be).

(h) Any Losses for which any Indemnitee would be entitled to indemnification under this Article VIII shall be reduced by (i) any cash payments, setoffs or recoupment of any payments in each case receivable, realizable or retainable by such Indemnitee (including any amounts recovered or recoverable by the Indemnitee under insurance policies, including the Title Policies) or (ii) any Tax Benefit actually realized in the taxable year of such Loss or a prior taxable year, in each case as a result of any event giving rise to an Indemnity Claim. Each Indemnitee shall as promptly as practicable pay over to the Indemnitor any amounts actually recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of any amount previously so paid by the Indemnitor to or on behalf of the Indemnitee in respect of such Loss.

(i) The obligations of the Seller in respect of Purchaser Indemnity Claims shall not become operative and effective to the extent arising from (A) the conduct by the Purchaser or any of its Affiliates, employees, representatives or agents of any invasive or destructive sampling or assessment of any soil or groundwater at any of the Real Property unless such sampling or assessment (1) is required to be undertaken pursuant to any applicable Environmental Law or Order, (2) arises in the ordinary course of business out of repairs, modifications, maintenance activities, construction or other capital projects, in each case relating to the Assets or Transferred Business and conducted consistent with industry practices, or (3) arises in response to a requirement of a Governmental Authority or a financing source of the Purchaser or its Affiliates; (B) any material change made by the Purchaser in the scope of use of any Real Property (including the change resulting from the decommissioning, closure or shutdown of the Terminal) such that the Real Property is no longer used for similar industrial purposes; or (C) any conduct by the Purchaser or any of its Affiliates, employees, representatives or agents not consistent with that of a reasonable and prudent business person who owns the applicable Real Property (without consideration of the benefit of any indemnification provided by the Seller).

SECTION 8.06. Exclusive Remedy. From and after the Closing, (a) the provisions of this Article VIII, Section 1.05, Section 5.06, Section 5.08(d), Section 5.08(e), and Section 10.15 shall constitute the exclusive remedy on the part of any party hereto in respect of all matters covered by or relating to this Agreement, the Ancillary Deliveries or the transactions contemplated hereby, and (b) neither the Purchaser nor the Seller shall seek any indemnification, contribution, repayment or other remedy or recourse directly or indirectly from the Seller or any of its Affiliates, on the one hand, or the Purchaser or its Affiliates, on the other, with respect to any matter relating to the Transferred Business or the subject matter of this Agreement or the Ancillary Deliveries (whether on the basis of a claim sounding in tort, contract, statute or otherwise) outside of the provisions of this Article VIII; provided, however, that nothing herein shall limit the right of any party to seek specific performance or injunctive relief in connection with a breach by another party of its obligations under this Agreement or any Ancillary Delivery that occurs after the Closing Date. Notwithstanding the previous sentence or any other provision of this Article VIII, nothing contained in this Article VIII shall be construed to limit any liability for intentional fraud by or on behalf of the other party. In no event shall any party be liable, whether based in contract, tort, strict liability or otherwise, for (A) punitive or exemplary damages, except to the extent that such damages are imposed on or incurred by a party as a result of a Third Party Claim or (B) any special, incidental, consequential or indirect damages, lost profits, diminution in value, damage to reputation or loss to goodwill, except to the extent recoverable under applicable principles of Delaware contract law because they were the natural, probable and reasonably foreseeable consequence of the relevant breach or action and were not occasioned by the special circumstances relating to the Indemnitee.

ARTICLE IX

DEFINITIONS

SECTION 9.01. Definitions.

(a) As used herein, the terms set forth below shall have the following respective meanings:

“Accounting Arbiter” means KPMG LLP or, if such firm declines to serve as independent accountant or the parties agree in writing not to engage such firm, such other firm of independent public accountants of national reputation mutually agreed upon by the Purchaser and the Seller.

“Acquired Contracts” means all Contracts of the Seller or its Affiliates relating to the Transferred Business to which the Seller or its Affiliates is a party, excluding (u) the Customer Contracts, (v) any Contracts related to the provision of Overhead and Shared Services, (w) the Contracts listed in Schedule 1.01(b)(vi) hereto, (x) the National Contracts, (y) Intellectual Property Licenses and (z) the Contracts related to the Excluded Intellectual Property.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. As used herein, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether by ownership of voting securities, by contract or otherwise.

“Agreement” means this Asset Purchase Agreement, as the same may be amended from time to time.

“Agreement Containing Consent Order” shall mean the Agreement Containing Consent Order of the FTC in connection with the Merger.

“Ancillary Deliveries” means the Deeds, Lease Assignment, Assignment and Assumption Agreement and each of the other instruments of sale, conveyance, assignment, transfer and delivery referred to in Section 2.02 and Section 2.03, as well as any certificates delivered pursuant to such Section 2.02, Section 2.03, Section 6.02 or Section 6.03.

“Antitrust Laws” means the Sherman Antitrust Act, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other federal, state or foreign statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines and other applicable Law, including without limitation any antitrust, competition or trade regulation laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Bulk Sales Laws” means any version of Article 6 of the Uniform Commercial Code adopted by any state or any similar Law relating to the sale of inventory, equipment or other assets in bulk.

“Business Day” means any day except a Saturday, Sunday or other day on which banks chartered under the laws of the State of Virginia or State of New York are authorized or required by Law to close.

“Bylaws” means (i) with respect to any corporation, the bylaws of such corporation, (ii) with respect to any limited liability company, the limited liability company agreement or operating agreement (or similar document) of such limited liability company and (iii) with respect to any limited partnership, the limited partnership agreement (or similar document) of such limited partnership.

“Charter” means (i) with respect to any corporation, the certificate or articles of incorporation (or similar governing document) of such corporation (ii) with respect to any limited liability company, the certificate or articles of formation (or similar governing document) of such limited liability company and (iii) with respect to any limited partnership, the certificate of limited partnership (or similar governing document) of such limited partnership.

“Claim” means any demand, claim, cause of action or chose in action, right of recovery or right of set-off of any kind or character.

“Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time, and any successor statute thereto.

“Confidentiality Agreement” has the meaning set forth in the Davenport Agreement.

“Contract” means any binding contract, letter contract, agreement, lease (other than a lease of real property), purchase order, sale order, delivery order, instrument of indebtedness or other binding arrangement, understanding, instrument, obligation or commitment of any kind or character, whether written or oral.

“Customer Contracts” means all Contracts between the Seller or any of its Affiliates and any customer of the Seller or Seller’s Affiliate, whether related to the Transferred Business or otherwise.

“Davenport Business” means the Transferred Business as defined in the Davenport Agreement.

“Deed” means a special warranty deed (or equivalent) in proper statutory form for recording in the real property records of the applicable county in each case in the form included in Exhibit A hereto, it being agreed that, in the case of each tract of the Owned Real Property, an exhibit to the deed will identify Encumbrances shown on the related current title report and other known Encumbrances, in each case to the extent that the same are Permitted Encumbrances as matters to which the title being conveyed is subject.

“Decision and Order” shall mean the Decision and Order of the FTC in connection with the Merger.

“Effective Time” means 11:59 p.m. Eastern Time on the day of the Closing.

“Electronic Transmission” means any form of electronic communication (such as by email of documents in Adobe Portable Document Format (.pdf) or facsimile transmission) that is generally accepted as a means of communication and that (i) creates a record that may be retained, retrieved, and reviewed by the recipient and (ii) may be directly reproduced in paper form by the recipient through an automated process.

“Employee” means any individual employed by the Seller or an Affiliate of the Seller primarily in connection with the Transferred Business and listed on Schedule 5.08(a).

“Employee Retained Knowledge” means the information in non-tangible form retained in the unaided memory of an individually Transferred Employee as of the Closing, but only if such Transferred Employee has not intentionally memorized the information or accessed it for the purpose of retaining and subsequently using it.

“Encumbrance” means any defect in title, easement, covenant, restriction, Claim, assessment, charge, limitation, equitable interest, mortgage, Lien, option, pledge, security interest, right-of-way, encroachment, conditional sales contract, right of first refusal, against or relating to any properties or assets.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Claim” means any and all Claims, Legal Proceedings, or notices of noncompliance or violation pursuant to any Environmental Laws or any Permits issued under any such Environmental Laws, including without limitation (i) any and all Claims by any Governmental Authority for enforcement, injunctive relief, cost recovery, cleanup, removal, response, remedial or other actions or Losses pursuant to any applicable Environmental Law and (ii) any and all Claims by any Person seeking Losses, contribution, indemnification, cost recovery, compensation or injunctive relief arising from alleged injury or threat of injury to the Environment.

“Environmental Condition” means the presence of any Material of Environmental Concern in, on, or at a property due to Release to the Environment or any condition that poses a material likelihood of a Release of any Material of Environmental Concern not otherwise allowed under a Permit.

“Environmental Laws” means all applicable Legal Requirements as currently in existence and enforced, relating to pollution or protection of the Environment or exposure of people or the Environment to any Material of Environmental Concern, including Laws and regulations, and Orders relating to (i) emissions, discharges, releases or threatened releases of, or exposure to, any Material of Environmental Concern, (ii) the use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of any Material of Environmental Concern, (iii) recordkeeping, notification, disclosure and reporting requirements regarding any Material of Environmental Concern, (iv) endangered or threatened species of fish, animals, wildlife, plants or the management or use of natural resources, (v) the preservation of the Environment or mitigation of adverse effects on or to the environment or, to the extent attributable to exposure to any Material of Environmental Concern, human health, or (vi) emissions or control of greenhouse gases.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Seller Benefit Party, any corporation or other trade or business that would be treated as a single employer with the Seller Benefit Party pursuant to Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA.

“FTC” means the United States Federal Trade Commission.

“Fundamental Representations” means the representations and warranties made by a party hereto set forth in Section 3.01 (Organization and Qualification), Section 3.02 (Authority; Binding Effect), Section 3.03 (Absence of Conflicts), Section 3.04 (Governmental Authorizations and Filings), Section 3.19 (Brokers’ or Finders’ Fees), Section 4.01 (Organization), Section 4.02 (Authority; Binding Effect), Section 4.03 (Absence of Conflicts), Section 4.04 (Governmental Authorizations and Filings), and Section 4.06 (Brokers’ or Finders’ Fees).

“GAAP” shall mean generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” shall mean the United States or any other nation or government, any U.S. or non-U.S. state, any provincial, municipal or local state or political subdivision thereof or any U.S. or non-U.S. court or agency or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Holcim” means Holcim Ltd., a company organized under the laws of Switzerland.

“HSR Act” means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976), as amended (including any successor statute).

“Improvements” means all buildings, improvements and other facilities situated on any Real Property.

“Indebtedness” means, with respect to any Person, any indebtedness of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing capital lease obligations or the balance of the deferred and unpaid purchase price of any property (except any such balance that constitutes an accrued expense or trade payable arising in the ordinary course of business), if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by an Encumbrance on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person.

“Indemnitee” means any Person entitled to indemnification in respect of any Indemnity Claim pursuant to the terms of this Agreement.

“Indemnitor” means any Person from whom an Indemnitee is entitled to seek indemnification in respect of any Indemnity Claim pursuant to the terms of this Agreement.

“Indemnity Claims” shall mean any Purchaser Indemnity Claims or Seller Indemnity Claims.

“Intellectual Property” means, collectively, all intellectual property rights in any jurisdiction, whether registered or unregistered, including those rights in and to: (i) all patents, patent applications, utility models, reissues, reexaminations, continuations, continuations-in-part, divisionals and extensions of any of the foregoing, inventions, certificates of invention and invention disclosures (whether or not patentable) (collectively, “Patents”); (ii) trademarks, service marks, certification marks, trade names, trade dress, brand names, corporate names, logos and other trade designations or source identifiers, including the goodwill associated with the foregoing (including in each of the foregoing cases all unregistered names and marks), trademark and service mark registrations and applications (collectively, “Trademarks”); (iii) copyrights and copyrightable works, other works of authorship and databases (or other collections of information, data, works or other materials), designs and software, including data files, source code, object code, application programming interfaces, computerized databases and other software-related specifications and documents (collectively, “Copyrights”);

(iv) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act (including codifications thereof under United States state law) that derive economic value from not being generally known by other Persons), know-how and non-public business and technical information, and other confidential or proprietary information in each case, excluding any Copyrights or Patents that cover or protect any of the foregoing (collectively (“Know-How”); (v) Internet domain names; and (vi) claims, causes of action and defenses relating to the enforcement of any of the foregoing; in the case of each of (i) to (v) above, including any registrations, applications, renewals or extensions of the foregoing with or by any Governmental Authority in any jurisdiction.

“Inventory” means all inventory produced, manufactured, acquired or ordered by the Seller or its Affiliates and held for sale at the Terminal, including inventory consisting of finished goods and supplies.

“Inventory Target” means $803,000.

“Inventory Value” means the value of the Acquired Inventory as of the Effective Time, calculated in accordance with the accounting protocol described on Schedule 1.05(a).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means the actual knowledge after reasonable due inquiry of Thomas Beck, Mark Strieker and James Posadny.

“Lafarge” means Lafarge S.A., a company organized under the laws of France.

“Law” means each applicable provision of any U.S. or non-U.S. federal, state, provincial, municipal or local constitution, statute, law (including common law), code, rule, regulation, ordinance or other official and legally binding pronouncement of any Governmental Authority.

“Lease” means (i) any leases relating to the Leased Real Property or (ii) any written or oral lease, sublease, rental contract or similar contract pursuant to which a Person leases any Tangible Personal Property included in the Assets or Loading, Transportation and Distribution Asset from a third party (in each case, together with all amendments, modifications, supplements, waivers and consents thereto or thereunder).

“Leased Real Property” means any real property leased by the Seller included in the Assets, together with all rights appurtenant to the Leased Real Property set forth in the applicable Lease.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit or proceeding (whether public or private and whether civil, criminal or administrative) or any investigation by or before any court or other Governmental Authority, whether civil, criminal or investigative.

“Legal Requirement” means any applicable requirement of any Law or Order.

“Lien” means (i) any mortgage, pledge, hypothecation, assignment, security interest, option, lien or any preference, priority or other right or interest granted pursuant to a security agreement or preferential arrangement of any kind or character whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction), and (ii) any other lien, charge or levy, whether arising by operation of law or otherwise.

“Loading, Transportation and Distribution Assets” means any owned, leased or chartered trucks, railcars, barges or other vehicles or any other loading, transportation and distribution assets used in connection with the Transferred Business identified in Schedule 1.01(a)(xiv) hereto.

“Material Adverse Effect” means any event, change, development or occurrence (each, an “Effect”) that, individually or together with any other Effect, has had or would reasonably be expected to have a material adverse effect on the Assets or the Transferred Business, taken as a whole, but excluding any such Effect attributable to or resulting from: (A) any change in applicable Law or the interpretation thereof since December 31, 2014, (B) any change in IFRS or GAAP or the interpretation thereof since December 31, 2014, (C) any events, changes, circumstances or conditions generally affecting the portland cement industry in the states in which the Transferred Business operates, except to the extent such events, changes, circumstances or conditions affect the Transferred Business in a materially disproportionate manner relative to other Persons engaged in such industry in the states in which the Transferred Business operates, (D) general economic, political or market conditions in the United States, except to the extent such conditions materially affect the Transferred Business in a disproportionate manner relative to other Persons engaged in the portland cement industry in the states in which the Transferred Business operates, (E) any natural or international disasters, calamities, or emergencies, or acts of war, sabotage or terrorism, or an escalation or worsening of any of the foregoing, (F) the entry into, announcement, pendency or performance of this Agreement and the Ancillary Deliveries, the identity of the Purchaser or the pendency or consummation of the transactions contemplated hereby and thereby, including any loss of, or change in relationships with customers, employees (including losses of employees), labor unions, distributors or suppliers that is a direct result of the foregoing, except that this clause (F) shall not apply in the determination of a breach or violation of the representations and warranties contained in Section 3.03, (G) any failure by the Transferred Business to meet any internal or external estimates, expectations, budgets, projections or forecasts (but not the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition) or (H) any breach by the Purchaser of this Agreement.

“Material of Environmental Concern” means (a) any petroleum or petroleum products, radioactive materials, asbestos or asbestos containing material, polychlorinated biphenyls, hazardous or toxic fungus, mold or mycotoxins, or lead or lead-containing paint or plumbing and (b) any chemical, material, waste or substance defined or regulated as or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous material,” “extremely hazardous substance,” “restricted hazardous waste,” “dangerous waste,” “toxic substance,” “toxic pollutant,” “regulated substance,” “industrial solid waste,” “pollutant,” “contaminant,” or any similar term under any Environmental Laws.

“Materiality Qualifications” means, with respect to the representations, warranties, covenants and agreements of any party, all qualifications or exceptions contained therein based on materiality (including any qualifications related to the presence or absence of a Material Adverse Effect) and all usages of “material,” “in all material respects,” “in any material respect,” “would not be material,” “would not reasonably be expected to be material” or similar qualifiers.

“Merger” means the merger of Lafarge with Holcim as implemented through a tender offer by Holcim for the shares of Lafarge in accordance with the Transaction Agreement.

“Mineral Estate” as to any parcel of Real Property means the subsurface estate relating to such Real Property, including any mineral, coal, lignite, uranium, oil, gas, clay, sand, gravel, aggregates, shale, limestone, rock or other naturally occurring substance in, upon or under and appurtenant to, or otherwise which may be produced from, such Real Property.

“Order” means any order, judgment, injunction, ruling, legally binding agreement, stipulation or decree (including a consent decree) of any court, tribunal, administrative agency or other Governmental Authority.

“Ordinary Course of Business” means, with respect to the Seller in connection with the conduct of the Transferred Business, the ordinary course of business consistent with the past custom and practice of the Seller.

“Overhead and Shared Services” means ancillary corporate or shared services provided to or in support of the Transferred Business that are general corporate or other overhead services or provided to both (i) the Transferred Business and (ii) other businesses of the Seller and its Affiliates, including access to hardware and software related to research and development services, use of Intellectual Property, travel and entertainment services, temporary labor services, office supplies services (including copiers and faxes), personal telecommunications services, computer hardware and software services, fleet leasing and administration services, energy/utilities services (including associated hedging operations and services), National Contracts, treasury services, communication and public relations services, legal and regulatory services, risk management and insurance services (including workers’ compensation and all other business-related insurance administration), payroll services, sales and marketing support services, purchasing and sourcing services, technical product sales and support services, manufacturing and mining technical support services, information technology and telecommunications services, master file administration services, accounting and financial reporting services, tax services, internal audit services, executive management services, investor relations services, human resources and employee relations management services, employee benefits and pension administration services (including employee health plan administration services), health and safety administration and planning services, credit, collections and accounts payable services, supply chain management and logistics services, property management services, land administration services, geological services, environmental support services and customs and excise services, in each case including services relating to the provision of access to information, operating and reporting systems and databases and all hardware and software or other Intellectual Property used in connection therewith. Overhead and Shared Services shall not include any item in the previous sentence that is (A) exclusive to the Transferred Business, rather than shared with any other line of business or the general corporate operations of the Seller and its Affiliates and (B) provided solely by the Transferred Business or solely by using Transferred Employees and/or Assets.

“Owned Real Property” means any real property owned by the Seller included in the Assets, together with all rights appurtenant to the Owned Real Property, all buildings, structures, fixtures and improvements located thereon, and all easements and rights-of-way.

“Permit” means any permit, license, approval, registration, certificate, variance, authorization, consent, franchise or similar rights issued, granted or otherwise authorized by any Governmental Authority.

“Permitted Encumbrances” means any (i) Encumbrances described in Schedule 9.01(a)(i) hereto, (ii) Liens for Taxes, assessments and other governmental levies, fees or charges which are not due and payable or which are being contested in good faith by appropriate Legal Proceedings, (iii) Liens of landlords, lessors, carriers, warehousemen, employees, mechanics and materialmen and other like Liens arising in the Ordinary Course of Business, (iv) zoning, building codes and other land use Laws regulating the use or occupancy of any of the Owned Real Property or the Leased Real Property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such Owned Real Property or Leased Real Property which, individually or in the aggregate, do not or would not reasonably be expected to materially impair the use of such Owned Real Property or Leased Real Property in the conduct of the Transferred Business, (v) rights of the landlord in respect of the Leased Real Property and other terms provided for under leases provided or made available to the Purchaser prior to the date hereof, (vi) items shown on the most recent surveys of the lots, parcels or tracts of land constituting the Real Property delivered by the Seller to the Purchaser prior to the date hereof, (vii) items reflected on the Pre-Signing Title Documents that are not listed on Schedule 5.13(a)(i) or Schedule 5.13(a)(ii), (viii) Liens created by the actions of the Purchaser or any of its respective representatives, employees, agents or contractors, (xi) rights to any Mineral Estate attaching to the Terminal, and (x) other Encumbrances or imperfections of title not securing payment of money to or on the Owned Real Property, the Leased Real Property or the Tangible Personal Property, whether arising before or after the date of this Agreement, that do not materially detract from the value of or materially impair the existing use of the property affected by such Encumbrance or imperfection.

“Person” means any individual, sole proprietorship, corporation, partnership, limited liability company, association, trust or any other entity or organization of any kind or character, including a Governmental Authority.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Real Property Agreements” means any of (i) the Leases related to the Leased Real Property, (ii) all licenses, rights of way and easements used and (iii) all Contracts relating to any Mineral Estate.

“Receivables” means any notes, accounts receivable or other right to payment of indebtedness arising from the sale of merchandise or other products or the performance of services, including the right to payment of any interest or finance charges or similar fees or charges relating thereto.

“Regulatory Representations” means the representations and warranties made by a party hereto set forth in Section 3.15 (Benefit Plans; Employees and Employment Practices) and Section 3.17 (Environmental Protection) of this Agreement.

“Related Party Contract” means any Contract or Lease solely between or among the Seller or any of its Affiliates relating to the Assets or the Transferred Business or under which the Transferred Business is obligated or liable.

“Release” means any presence, releasing, depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the Environment through any medium.

“Required Consents” means the consents to assignment or transfer of the Contracts and Leases set forth on Schedule 1.03(a)(i) by the applicable counterparty thereto.

“Retained Materiality Representations” means the representations and warranties contained in Section 3.05(a) (Absence of Certain Changes or Events), Section 3.06 (Financial Information), Section 3.09(a) (Contracts), Section 3.15(a)-(b) (Benefit Plans; Employees and Employment Practices) and Section 3.20 (Transactions with Related Parties).

“Shared Contracts” means the Contracts to which the Seller or any of its Affiliates is a party with any non-affiliated third party (other than the Purchaser or any of its Affiliates) and which relates to or benefits both the Transferred Business and any other business of the Seller or its Affiliates, in each case as set forth on Schedule 1.03(b).

“Tangible Personal Property” means all equipment, machinery, fixtures, furniture, computers, rolling stock, tools, office furniture, repair parts, spare parts, supplies and other tangible personal property included in the Assets, other than the Loading, Transportation and Distribution Assets.

“Tax Benefit” means an actual reduction in the Tax liability of the indemnified party (or the group of which it is a member) after giving effect to any alternative minimum or similar Tax resulting therefrom.

“Tax Representations” means the representations and warranties made by a party hereto set forth in Section 3.14 (Taxes) of this Agreement.

“Tax Returns” means any returns, declarations, reports, claims for refund and informational returns or statements to be filed with a Governmental Authority relating to Taxes, including any schedules or attachments thereto.

“Taxes” means all taxes, charges, fees, levies or other assessments (including income, gross receipts, excise, property, sales, occupation, use, service, service use, license, payroll, withholding, franchise, transfer and recording taxes, fees and charges) imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, penalties and additions to any tax.

“Taxing Authority” means any Governmental Authority exercising any authority to determine, impose, regulate, collect, levy, assess, enforce or administer any Tax.

“Termination Date” means the date that is three (3) months after the consummation of the Merger.

“Title Company” means Fidelity National Title Insurance Company.

“Title Defects” means any title matters that have an adverse material impact on the use of the Assets as of the Closing Date or operation of the Transferred Business as conducted as of the Closing Date. For the avoidance of doubt, Title Defects do not include any title matters that arise on or after the Closing Date.

“Title Policies” means, (a) with respect to each Owned Real Property, an Owner’s Policy of Title Insurance issued effective as of the date and time of the recording of the applicable Deed in the applicable real property records by the Title Company for the benefit of the Purchaser, showing the Purchaser to have a fee simple title to each such Owned Real Property, subject only to the Permitted Encumbrances and otherwise in form and substance reasonably satisfactory to the Purchaser with all conditions satisfied by the Seller (other than those which, by their nature, would customarily be satisfied by the Purchaser), and (b) with respect to each Leased Real Property, a Leasehold Policy of Title Insurance issued effective as of the date and time of recording of the applicable Lease Assignment in the applicable real property records by the Title Company in favor of the Purchaser, showing the Purchaser to have a 100% undivided leasehold interest in the Leased Real Property, subject only to the Permitted Encumbrances and otherwise in form and substance reasonably satisfactory to the Purchaser.

“Transaction Agreement” means the agreement, dated April 7, 2014, by and between Lafarge and Holcim, in accordance with which the Merger will be consummated.

(b) For purposes of this Agreement, the terms set forth in the table below have the meanings assigned to them in the sections or other provisions noted below.

Term	Section or Other Provision
Acquired Inventory	Section 1.01(a)(v)
Affected Participants	Section 5.08(g)
Assets	Section 1.01(a)
Assignment and Assumption Agreement	Section 2.02(a)(ii)
Assumed Liabilities	Section 1.02(a)
Basket Amount	Section 8.05(a)
Benefit Plan	Section 3.15(a)
Books and Records	Section 1.01(a)(x)
Cap Amount	Section 8.05(c)
Casualty Loss	Section 5.05(b)
Closing	Section 2.01
Closing Date	Section 2.01
Closing Statement	Section 1.05(b)
COBRA	Section 5.08(i)
Covered Purchaser Indemnity Claims	Section 8.05(a)
Covered Seller Indemnity Claims	Section 8.05(b)
Davenport Agreement	Recitals
De Minimis Threshold	Section 8.05(e)
Direct Claim	Section 8.04(b)
Disclosure Schedule	Article III
Employee Transfer Date	Section 5.08(b)
Estimate Statement	Section 1.05(a)
Excluded Assets	Section 1.01(b)
Excluded Books and Records	Section 1.01(b)(xi)
Excluded Intellectual Property	Section 1.01(b)(vii)
Final Bettendorf Inventory	Section 1.05(f)
Guaranteed Obligations	Section 10.15(a)
Guarantors	Recitals

Term	Section or Other Provision
Intellectual Property Licenses	Section 1.01(b)(viii)
Key Customers	Section 3.11(a)
Key Suppliers	Section 3.11(b)
Lease Assignment Leave Employee	Section 2.02(a)(iii) Section 5.08(b)
Legal Restraint	Section 6.01(a)
Losses	Section 8.02
Material Acquired Contracts	Section 3.09(a)
National Contracts	Section 1.01(b)(xii)
Non-Required Consents	Section 1.03(a)
Post-Closing Title Deliveries	Section 5.03(e)
Pre-Signing Title Documents	Section 5.13(a)
Proration Items	Section 5.07(a)
Purchaser	Preamble
Purchaser Benefit Party	Section 5.08(b)
Purchaser Indemnity Claims	Section 8.02
Purchaser Permitted Source	Section 5.10(b)
Purchaser Plan	Section 5.08(g)
Regulatory Nonsatisfaction Notice	Section 10.14
Release Deliverables	Section 2.02(a)(v)
Replacement Contracts	Section 1.03(b)(i)
Retained Liabilities	Section 1.02(b)
Seller	Preamble
Seller Benefit Party	Section 5.08(b)
Seller Confidential Information	Section 5.10(b)
Seller Indemnity Claims	Section 8.03
Seller Marks	Section 5.14
Seller Permitted Source	Section 5.10(a)
Shared Books and Records	Section 5.02(e)
Straddle Period Straddle Period Returns	Section 5.06(c) Section 5.06(c)
Survival Period	Section 8.01(a)
Tax Claim	Section 5.06(h)(i)
Terminals	Recitals
Title Deliverables	Section 2.02(a)(viii)
Transferred Business	Recitals
Transferred Business Confidential Information	Section 5.10(a)
Third-Party Claims Transferred Employees	Section 8.04(a) Section 5.08(b)
Title Objections	Section 5.13(b)
WARN Act	Section 3.18(b)

SECTION 9.02. Certain Provisions relating to Definitions and Interpretation. For all purposes of this Agreement, (a) any reference to an Article, Section, Exhibit or Schedule is a reference to an Article or Section of, or an Exhibit or Schedule to, this Agreement, unless otherwise specified; (b) when the context requires, terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (c) the words “include” (and derivatives thereof, such as “includes” and “including” are not limiting and shall be construed as if followed by the words “without limitation” or “and are not limited to” (as the context requires); (d) the terms “dollars” and “$” mean United States dollars; (e) the phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to April 16, 2015; and (f) any reference to a document “made available” to the Purchaser shall mean that such document was made available by or on behalf of the Seller on or prior to the date of this Agreement. Prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aide of construction or otherwise constitute evidence of the intent of the parties hereto; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Fees and Expenses. Except as otherwise expressly provided herein, all fees and expenses incurred by any of the parties hereto in connection with this Agreement or any of the transactions contemplated hereby shall be borne and paid solely by the party incurring such fees and expenses.

SECTION 10.02. Further Assurances. Each party hereto hereby agrees that from time to time after the Closing Date it shall (a) execute, deliver, acknowledge, file and record, or cause to be executed, delivered, acknowledged, filed and recorded, such further bills of sale, deeds, general conveyances, endorsements, assignments and other good and sufficient instruments of sale, conveyance, transfer, assignment or delivery and such further consents, certifications, affidavits and assurances as another party may reasonably request in order to vest in the Purchaser all right, title and interest in the Assets or otherwise to consummate and make effective the transactions contemplated by this Agreement upon the terms and conditions set forth herein and (b) take, or cause to be taken, all actions and do, or cause to be done, all such things as another party may reasonably request in order to put the Purchaser in actual possession and operating control of the Assets or otherwise to accomplish the purposes of this Agreement and the Ancillary Deliveries.

SECTION 10.03. Notices. All notices, requests, Claims, demands and other communications hereunder shall be in writing and shall be deemed to have been properly delivered, given and received (a) on the date of delivery if delivered by hand during normal business hours of the recipient during a Business Day, otherwise on the next Business Day, or (b) on the date of receipt by the addressee if sent by a nationally recognized overnight courier or by registered or certified mail, return receipt requested, if received on a Business Day, otherwise on the next Business Day. Such notices or other communications must be sent to each respective party at the address set forth below (or at such other address as any party shall have furnished to the others in accordance with the terms of this Section 10.03):

if to the Seller or the Guarantors:

Summit Materials, LLC

1550 Wynkoop, 3rd Floor

Denver, CO 80202

Attention: Chief Executive Officer

Telephone: (303) 893-0012

Summit Materials, LLC

1550 Wynkoop, 3rd Floor

Denver, CO 80202

Attention: Chief Legal Officer

Telephone: (303) 893-0012

with copies to (which shall not constitute notice to the Seller):

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10016

Attention: Steven R. Shoemate

Telephone: (212) 351-3879

if to the Purchaser:

Lafarge North America

8700 W Bryn Mawr Ave, Suite 300 S

Chicago, IL 60631

Attention: President and Chief Executive Officer

Telephone: (773) 355-4817

with a copy to:

Lafarge North America

13450 Sunrise Valley Drive, Suite 220

Herndon, VA 20171

Attention: General Counsel

Telephone: (703) 480-3744

with a copy to (which shall not constitute notice to the Purchaser):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Glenn P. McGrory

                   James E. Langston

Telephone: (212) 225-2000

SECTION 10.04. Amendment; Waivers. The terms and provisions of this Agreement may be modified or amended only by a written instrument executed by each of the parties hereto, and compliance with any term or provision hereof may be waived only by a written instrument executed by each party entitled to the benefits of the same; provided, that any such modification, amendment or waiver shall first have been submitted to and approved by the FTC; provided, further, that nothing in this provision shall operate to limit the right of the Purchaser or the Seller to terminate this Agreement in accordance with the provisions of Section 7.01 or to require the Purchaser or the Seller to obtain approval of the FTC prior to exercise of such right. Except as expressly provided herein to the contrary, no failure to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

SECTION 10.05. Entire Agreement. This Agreement (including the Exhibits and Schedules hereto and the certificates, opinions and documents delivered in accordance with the provisions hereof), together with the Ancillary Deliveries and the Davenport Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to the subject matter hereof. Notwithstanding the previous sentence, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms as to all matters except, following the Closing, with respect to the Transferred Business Confidential Information (which is addressed in Section 5.10). All Exhibits and Schedules hereto and certificates, opinions and other documents delivered in accordance with the provisions hereof are expressly made a part of this Agreement.

SECTION 10.06. Parties in Interest; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto and their respective successors and permitted assigns and, with respect to the provisions of Article VIII, the Persons expressly identified therein as Indemnitees, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and no other Person shall be deemed a third-party beneficiary under or by reason of this Agreement. No party may assign this Agreement without the prior written consent of each of the other parties hereto; provided, however, that the Purchaser may assign this Agreement or its rights, interests or obligations hereunder (including the right of the Purchaser to acquire all or any part of the Assets at the Closing) to any controlled subsidiary of the Purchaser or to any successor to all or substantially all of the business of the Purchaser or to all or substantially all of the Transferred Business; provided, however, that (x) the Purchaser shall remain liable to the Seller for the performance of its obligations hereunder unless the Seller otherwise agrees in writing and (y) no such assignment would reasonably be expected to prevent, or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement.

SECTION 10.07. Governing Law. This Agreement, and all disputes, controversies or Legal Proceedings arising in connection with or commenced by or on behalf of any party to this Agreement in connection with or relating to this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law that would require the application of the laws of any other jurisdiction, except to the extent that mandatory principles of conflicts of law require the application of the laws of another jurisdiction wherein any of the Assets are located to determine the validity or effect of the sale, conveyance, transfer, assignment and delivery thereof in accordance with Article I.

SECTION 10.08. Choice of Forum; Waiver of Jury Trial.

(a) All disputes, controversies or Legal Proceedings arising in connection with or commenced by or on behalf of any party to this Agreement in connection with or relating to this Agreement or any of the Ancillary Deliveries or any matters described or contemplated herein or therein (other than with respect to the matters, if any, to be submitted to the Accounting Arbiter in accordance with Section 1.05(d) or Section 5.06(i)) shall be instituted in the courts of the State of Delaware. Each party to this Agreement irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware for all purposes related to any such dispute, disagreement or Legal Proceeding.

(b) Each party to this Agreement irrevocably (i) submits itself to the personal jurisdiction of any court within the State of Delaware, (ii) waives any defense or objection it may now or hereafter have to the laying of venue of any proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in the courts of the State of Delaware and (iii) waives any claim that any Legal Proceeding under this Agreement brought in any such court has been brought in an inconvenient forum. Each party hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

SECTION 10.09. Severability. If any provision contained herein shall be held to be invalid, illegal or unenforceable for any reason, the invalidity, illegality or unenforceability thereof shall not affect any other provision hereof, and, to the extent permitted by Law, this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

SECTION 10.10. Specific Performance.

(a) Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a party of any one such remedy will not preclude the exercise of any other such remedy.

(b) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof and that, although monetary damages may be available for such a breach, monetary damages would be an inadequate remedy therefor. Accordingly, each of the parties agree that, in the event of any breach or threatened breach of any provision of this Agreement by such party, the other party shall be entitled to injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches hereof and to specifically enforce the terms and provisions of this Agreement. A party seeking an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof shall not be required to provide, furnish or post any bond or other security in connection therewith, and each party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. In the event that any Legal Proceeding should be brought in equity to enforce the provisions of this Agreement, each party agrees that it shall not allege, and each Party hereby waives the defense, that there is an adequate remedy available at Law.

SECTION 10.11. Press Releases. No party hereto (nor any of its Affiliates) shall issue any press release or other public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other parties hereto, which approval shall not be unreasonably withheld, delayed or conditioned; provided, however, that any party hereto may make any public disclosure to the extent such party determines such action to be required by applicable Law or the rules of any stock exchange or other regulatory body or agency applicable to it or its Affiliates (in which case the disclosing party will, if practicable in the circumstances, use reasonable efforts to allow the other party reasonable time to comment on such disclosure in advance of its issuance).

SECTION 10.12. Headings. The headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit, extend or otherwise affect the meaning of any of the provisions hereof.

SECTION 10.13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original (whether such counterpart is originally executed or an electronic copy of an original), and all of which taken together shall constitute one instrument binding on all the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart.

SECTION 10.14. Rescission. In the event the FTC shall not have approved on or prior to the Closing Date the final Decision and Order issued by it in disposition of its proceeding relating to the Merger, and following the Closing Date, the FTC shall have notified (such notification, the “Regulatory Nonsatisfaction Notice”) the Purchaser that, for purposes thereof, the Seller would not be an acceptable purchaser of the Davenport Business and that the transactions contemplated hereby are required to be rescinded, then the Purchaser shall give prompt notice thereof to the Seller and the parties hereto shall promptly take all actions as may be necessary or desirable to rescind the consummation of the transactions contemplated hereby and to restore to each party its rights, powers and obligations as in existence immediately prior to the Closing, including (a) execution by the Purchaser of such assignments, transfers and other documents and instruments as may be necessary or desirable to convey, assign and transfer back to the Seller all of the Purchaser’s right, title and interest in and to the Assets and (b) the execution by the Seller of such assumptions and other documents and instruments as may be necessary or desirable to relieve the Purchaser of all liability for any Assumed Liabilities existing on the Closing Date.

SECTION 10.15. Guarantee

(a) Each of the Guarantors, as primary obligor and not merely as surety, hereby irrevocably, absolutely and unconditionally guarantees the due, punctual and complete performance and payment (and not merely collection) in full of all obligations and liabilities of the Seller and its Affiliates incurred under, arising out of or in connection with this Agreement and each of the Ancillary Deliveries, as and when due and payable or required to be performed pursuant to any provisions of this Agreement or the Ancillary Deliveries, as from time to time amended, modified or supplemented in accordance with their terms (the “Guaranteed Obligations”). Each of the Guarantors acknowledges and agrees that the Purchaser shall be entitled to enforce directly against each such Guarantor any of the Guaranteed Obligations. To the fullest extent permitted by applicable Law, each of the Guarantors waives presentment to, demand of payment from and protest to any other Person of any of the Guaranteed Obligations, and also waives promptness, diligence, notice of acceptance of this guarantee and of the Guaranteed Obligations and notice of protest for nonpayment. The Guaranteed Obligations shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations, or otherwise, and shall be joint and several obligations of each of the Guarantors and the Purchaser. The Purchaser shall not be obligated to file any claim related to the Guaranteed Obligations in the event the Seller becomes subject to a bankruptcy, reorganization or similar proceeding and the failure of the Purchaser to so file shall not affect the Guarantors’ obligations hereunder. In the event that any payment to the Purchaser hereunder is rescinded or must otherwise be returned for any reason whatsoever, each of the Guarantors shall remain liable hereunder as if such payment had not been made.

(b) Each of the Guarantors further agrees that the Guaranteed Obligations hereunder shall not be discharged except by complete performance or payment of the amounts payable under this Agreement and the Ancillary Deliveries, as applicable, and that the obligations of each of the Guarantors hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Purchaser to assert any claim or demand or enforce any right or remedy against the Seller or any other Person; (ii) insolvency, bankruptcy, reorganization or similar proceeding affecting the Seller or any related party, or the dissolution, liquidation, merger, or winding up of any such entity; (iii) waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement or any of the Ancillary Deliveries, as applicable, made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with any of the Guaranteed Obligations; (iv) any change in corporate existence, structure or ownership of either of the Guarantors, the Seller, or any other Person interested in the transactions contemplated by this Agreement or any of the Ancillary Deliveries, as applicable; (v) the existence of any claim, setoff or other right that either of the Guarantors may have against the Purchaser or any other entity; or (vi) the adequacy of any other means the Purchaser may have of obtaining payment related to the Guaranteed Obligations. Each of the Guarantors acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and the Ancillary Deliveries.

(c) This guarantee shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of the Purchaser and its successors and assigns. Without limiting the generality of the foregoing, in the event that either of the Guarantors or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys in one transaction or a series of transactions all or substantially all of its properties and other assets to any Person, then, and in each such case, such Guarantor shall cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 10.15.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

SELLER:

Continental Cement Company, L.L.C.

By:	/s/ Michael Brady
Name:	Michael Brady
Title:	Vice President

PURCHASER:

Lafarge North America Inc.

By:	/s/ Peter L. Keeley
Name:	Peter L. Keeley
Title:	Senior Vice President, General Counsel & Corporate Secretary

GUARANTORS:

Summit Materials, LLC

By:	/s/ Michael Brady
Name:	Michael Brady
Title:	Executive Vice President

Summit Materials , L.P.

By:	/s/ Michael Brady
Name:	Michael Brady
Title:	Executive Vice President